             As filed with the Securities and Exchange Commission.

                                                       '33 Act File No. 33-58997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933


                         POST-EFFECTIVE AMENDMENT NO. 3


                        NATIONWIDE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   31-4156830
                      (IRS Employer Identification Number)

                 ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
             (Principal Executive Offices of Registrant) (Zip Code)


   DENNIS W. CLICK, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43216-6609
                            TELEPHONE: (614) 249-7111


        (Name, address, zip code, telephone number of agent for service)

          Approximate date of proposed sale to the public: May 1, 1998

If any securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check to the following box [ X ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                    1 of 87

                        NATIONWIDE LIFE INSURANCE COMPANY

                              Cross Reference Sheet

                     Pursuant to Regulation S-K, Item 501(b)

                                                                                                       Caption in
         Form S-1 Item No. and Caption                                                                 Prospectus

1.       Forepart of the Registration Statement and
         Outside Front Cover of Prospectus      ....................................................Outside Front Cover

2.       Inside Front and Outside Back Cover
         Pages of Prospectus    ......................................................................Table of Contents
                                                                                                   (Inside Front Cover)

3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges     ....................................................Summary Information
                                                                                        (Not applicable with respect to
                                                                                    ratio of earnings to fixed charges)

4.       Use of Proceeds    ................................................................................Investments

5.       Determination of Offering Price     ............................................................Not Applicable

6.       Dilution .......................................................................................Not Applicable

7.       Selling Security Holders   .....................................................................Not Applicable

8.       Plan of Distribution ...............................................................Variable Annuity Contracts
                                                                                           and the Distribution of GTOs

9.       Description of Securities to be Registered    ..............................................Description of the
                                                                                                Guaranteed Term Options

10.      Interests of Named Experts and Counsel       ...................................................Not Applicable

11.      Information with Respect to Registrant    .........................................................The Company

12.      Disclosure of Commission Position on

         Indemnification for Securities Act Liabilities .................................................Not Applicable


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                             GUARANTEED TERM OPTIONS
                   Under Variable Annuity Contracts Issued by
                        NATIONWIDE LIFE INSURANCE COMPANY
                              One Nationwide Plaza
                            Columbus, Ohio 43216-6609
                            Telephone: 1-800-238-3035

                   The Date of this Prospectus is May 1, 1998


This prospectus describes investment options referred to as Guaranteed Term Options ("GTOs"), offered by Nationwide Life Insurance Company ("Company") under certain variable annuity contracts issued by the Company. Generally, the variable annuity contracts offered by the Company provide an array of underlying mutual fund investment options, to which the Contract Owner allocates his or her purchase payments. The GTOs are separate, guaranteed interest investment options available under the variable annuity Contracts.

THIS PROSPECTUS MUST BE READ ALONG WITH THE APPROPRIATE VARIABLE ANNUITY PROSPECTUS AND THE PROSPECTUSES DESCRIBING THE UNDERLYING MUTUAL FUND INVESTMENT OPTIONS. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.

GTOs provide for guaranteed interest to be credited over specified maturity durations (referred to as "Guaranteed Terms"). Three (3), five (5), seven (7) and ten (10) year GTOs are available. Unless a withdrawal or distribution from the GTO occurs for any reason prior to the expiration of the Guaranteed Term, the interest rate (the "Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Term on a daily basis, resulting in a guaranteed annual effective yield. Different rates apply to each GTO and are determined by the Company from time to time in its sole discretion.


GTOs elected under a variable annuity Contract issued by the Company will produce a guaranteed annual effective yield (at the Specified Interest Rate) SO LONG AS AMOUNTS INVESTED ARE NEITHER WITHDRAWN NOR TRANSFERRED PRIOR TO THE END OF THE GUARANTEED TERM CORRESPONDING WITH THE ELECTED GTO. IN THE EVENT OF A TRANSFER FROM A GTO TO ANOTHER GTO OR ANOTHER INVESTMENT OPTION UNDER THE VARIABLE ANNUITY CONTRACT PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, THE AMOUNT TRANSFERRED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA"). LIKEWISE, IN THE EVENT OF A WITHDRAWAL FOR ANY OTHER REASON PRIOR TO THE EXPIRATION OF THE GUARANTEED TERM, INCLUDING THE DEATH OF THE CONTRACT OWNER OR ANNUITANT, THE AMOUNT WITHDRAWN MAY BE SUBJECT TO AN MVA.


The variable annuity prospectuses describe certain charges and deductions which may apply to the GTOs. A discussion of these charges is included in this prospectus insofar as such charges and deductions relate to GTOs. A more detailed discussion of these charges and deductions, as they relate to particular variable annuity contracts, is contained in the variable annuity prospectuses.

Certain minimum purchase payments may be required in connection with the purchase of variable annuity contracts issued by the Company. As investment options under the variable annuity contracts, the GTOs are subject to these minimum contractual amounts. In addition, the minimum amount that may be allocated to a GTO, regardless of whether the source of the allocation is a new purchase payment or transfer from some other investment option under the variable annuity contract, is $1,000.


The Company has established the Nationwide Multiple Maturity Separate Account, a separate account created under Ohio law, to aid in reserving and accounting for GTO obligations. Notwithstanding the separate account, all of the general assets of the Company are available for the purpose of meeting the guarantees of the GTOs. Amounts allocated to the GTOs will generally be invested in fixed income investments purchased by the Company. Variable annuity Contract Owners having allocated amounts to a GTO, however, will have no claim against any particular assets of the Company, including assets held in the Nationwide Multiple Maturity Separate Account.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE GTOS DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL STATE JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE AN OFFERING IN SUCH JURISDICTIONS.

                                                  TABLE OF CONTENTS

GLOSSARY.......................................................................................................4
SUMMARY INFORMATION............................................................................................6
DESCRIPTION OF THE GUARANTEED TERM OPTIONS ("GTOs")............................................................7
      1. General...............................................................................................7
      2. Allocations to the GTOs...............................................................................7
      3. The Specified Interest Rate and Guaranteed Terms......................................................8
         A.   Specified Interest Rates.........................................................................8
         B.   Guaranteed Terms.................................................................................8
      4. GTOs at Maturity......................................................................................9
      5. The Market Value Adjustment ("MVA")...................................................................9
         A.   General Information Regarding the MVA............................................................9
         B.   Constant Maturity Treasury Rates ("CMT Rates")..................................................10
         C.   The MVA Formula.................................................................................10
      6. Contract Charges.....................................................................................10
      7. GTOs at Annuitization................................................................................11
INVESTMENTS...................................................................................................11
CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOS........................................................11
THE COMPANY...................................................................................................11
      1. Business.............................................................................................11
         A.   Organization....................................................................................11
         B.   Description of Business.........................................................................12
         C.   Product Segments................................................................................12
         D.   Regulation......................................................................................13
         E.   Competition.....................................................................................14
         F.   Employees.......................................................................................14
      2. Properties...........................................................................................14
      3. Legal Proceedings....................................................................................14
      4. Submission of Matters to a Vote of Security Holders..................................................15
      5. Consolidated Financial Statements and Supplementary Data.............................................15
      6. Selected Financial Data..............................................................................15
      7. Management's Discussion and Analysis of Financial Condition
         and Consolidated Results of Operations...............................................................16
         A.  Results of Operations............................................................................16
               (i)   Revenues.................................................................................17
              (ii)   Benefits and Expense.....................................................................17
              (iii)  Discontinued Operations..................................................................18
              (iv)   Statutory Premiums and Deposits..........................................................18
         B.  Business Segments................................................................................20
               (i)   Variable Annuities.......................................................................20
              (ii)   Fixed Annuities..........................................................................22
              (iii)  Life Insurance...........................................................................23
         C.  Liquidity and Capital Resources..................................................................25
         D.  Investments......................................................................................27
               (i)   General..................................................................................27
              (ii)   Fixed Maturity Securities................................................................28
              (iii)  Mortgage Loans...........................................................................30
         E.  Inflation........................................................................................32
         F.  Proposed Legislation.............................................................................32

     8.  Directors and Executive Officers....................................................................33
     9.  Executive Compensation..............................................................................37
         A.   Compensation...................................................................................37
         B.   Executive Incentive Plan.......................................................................38
         C.   Management Incentive Plan......................................................................38
         D.   Sustained Performance Incentive Plan...........................................................38
         E.   Deferred Compensation Program..................................................................39
         F.   Savings Plan...................................................................................39
         G.   Supplemental Defined Contribution Plan.........................................................39
         H.   Long-Term Equity Compensation Plan.............................................................39
         I.   Stock Options and Stock Appreciation Rights....................................................40
         J.   Options/SARs Exercises and Holdings............................................................41
         K.   Pension Plan...................................................................................41
              (i)  Retirement Plan...........................................................................41
              (ii) Excess and Supplemental Plans.............................................................42
     10. Compensation Committee Joint Report on Executive Compensation.......................................43
         A.   Introduction...................................................................................43
         B.   Elements of 1997 Executive Compensation........................................................44
         C.   Base Salaries..................................................................................44
         D.   Annual Incentive Compensation..................................................................44
         E.   Long-Term Incentive Compensation...............................................................45
              (i)  Executive Incentive Plan..................................................................45
              (ii) Long-Term Equity Compensation Plan........................................................45
         F.   Compensation of the Chief Executive Officer....................................................46
         G.   Policy on Deductibility of Compensation Committe...............................................46
              (i) Nationwide Life Insurance Company Compensation Committe....................................47
     11. Exhibits, Financial Statements, Schedules and Reports...............................................48

                                    GLOSSARY

COMPANY- Nationwide Life Insurance Company.

CONSTANT MATURITY TREASURY RATE(S) OR CMT RATE(S)- The CMT Rate(s) is/are the rate(s) of interest used in the Market Value Formula. CMT Rates for maturity durations of 1, 2, 3, 5, 7 and 10 years are declared regularly by the Federal Reserve Board.

CONTRACT(S)- A variable annuity Contract issued by the Company, the terms of which include provisions for Guaranteed Term Options (GTOs) as separate investment options.

CONTRACT OWNER(S)- The owner(s) of variable annuity Contracts (which offer GTOs) issued by the Company.


CONTRACT VALUE- The Contract Value is the sum of the value of all underlying mutual fund investment options within the Contract, plus any amount held in a Fixed Account under the Contract, if applicable, plus any amount held in the Contract under a Guaranteed Term Option (GTO) which may be subject to a Market Value Adjustment (MVA).

GUARANTEED TERM- A Guaranteed Term is the 3, 5, 7 or 10 year period corresponding respectively to a 3, 5, 7 or 10 year GTO. Amounts allocated to a GTO will be credited with a Specified Interest Rate over the corresponding Guaranteed Term, so long as such amounts are not distributed from the GTO prior to the Maturity Date. Because every Guaranteed Term will end on the final day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the GTO.


GUARANTEED TERM OPTION ("GTO")- A GTO is an investment option offered under the Contracts which provides a guaranteed interest rate (the Specified Interest
Rate), paid over certain maturity durations (the Guaranteed Terms), so long as certain conditions are met. Three (3), five (5), seven (7) and ten (10) year GTOs are offered. If amounts allocated to a GTO are not distributed from the GTO for the duration of its Guaranteed Term, the value of the amounts allocated under the GTO will reflect the amount of the allocation plus interest accrued at the Specified Interest Rate, and will be available for distribution with no Market Value Adjustment during the Maturity Period. Prior to the Maturity Period for the GTO selected, amounts allocated to a GTO will be subject, upon distribution, to fluctuations in value in accordance with a Market Value Adjustment.

INVESTMENT PERIOD- The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified Interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO.


MARKET VALUE ADJUSTMENT (OR MVA)- A Market Value Adjustment is the upward or downward adjustment in value of amounts allocated to a GTO which prior to the Maturity Period for the GTO are: 1) distributed pursuant to a surrender; 2) reallocated to another investment option available under the Contract; or 3) distributed pursuant to the death of the Contract Owner or Annuitant. A Market Value Adjustment generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Term of the GTO selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the Market Value Adjustment will result in a downward adjustment of amounts allocated to a GTO. If the Specified Interest Rate is higher than prevailing interest rates, application of the Market Value Adjustment will result in an upward adjustment of amounts allocated to a GTO. The Market Value Adjustment is applied only when amounts allocated to a GTO are distributed from the GTO prior to a Maturity Period.


MVA FACTOR- The MVA Factor is the value multiplied by the Specified Value, or that portion of the Specified Value being distributed from a GTO in order to effect a Market Value Adjustment. The MVA Factor will either be less than 1 (in which case the amount distributed will be decreased) or greater than 1 (in which case the amount distributed will be increased). If the MVA Factor is exactly 1, the amount distributed will neither be increased nor decreased. The MVA Factor is derived from the MVA Formula.

MVA FORMULA- The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to a Market Value Adjustment. The MVA Formula is a calculation expressing the relationship between three factors:
(1) the CMT Rate for the period of time coinciding with the Guaranteed Term of the GTO; (2) the CMT Rate for a period coinciding with the time remaining in the Guaranteed Term of a GTO when a distribution giving rise to a Market Value Adjustment occurs; and (3) the number of days remaining in the Guaranteed Term of the GTO. The result of the MVA Formula is the MVA Factor.

MATURITY DATE- The Maturity Date is the date on which a particular GTO matures. Such date will be the last day of the calendar quarter during which the third, fifth, seventh or tenth anniversary of the date on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.


MATURITY PERIOD- The Maturity Period is the period of time during which the value of amounts allocated under a GTO may be distributed without any Market Value Adjustment. The Maturity Period will begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.


MULTIPLE MATURITY ACCOUNT- The Multiple Maturity Account is a separate account of the Company established for the exclusive purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Contracts. The Company, not the Multiple Maturity Account, is responsible for the issuance of, and the guarantees associated with, the GTOs under the Contracts.

SPECIFIED INTEREST RATE- The Specified Interest Rate is the interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed from the GTO prior to the GTO Maturity Period or Maturity Date for any reason. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

SPECIFIED VALUE- The Specified Value is the amount of a GTO allocation, plus interest accrued at the Specified Interest Rate minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a MVA at all times other than during the Maturity Period.

                               SUMMARY INFORMATION

The GTOs are guaranteed investment options available under variable annuity Contracts issued by the Company. This prospectus describes the GTOs, and must be read along with the appropriate variable annuity prospectus in the same manner that prospectuses for other variable annuity funding options (underlying mutual funds) must be read with the variable annuity prospectus. Variable annuity prospectuses, underlying mutual fund prospectuses and this prospectus may be obtained without charge from the Company by calling 1-800-238-3035 or writing P.O. Box 16609, Columbus, Ohio 43216-6609.

There are 4 different GTOs available continuously: a 3 year GTO, a 5 year GTO, a 7 year GTO and a 10 year GTO. A GTO may be purchased through allocations made as initial or additional purchase payments made under Contracts issued by the Company which offer GTOs, or through transfers from other investment options under the Contract. The minimum allocation to a GTO, whether by transfer from other investment options in the contract or through new purchase payments, is $1,000. (See "Allocations to the GTOs.")

Each GTO has a Guaranteed Term. The Guaranteed Term for any particular GTO will end on the last day of a calendar quarter (the "Maturity Date") during which the third, fifth, seventh or tenth anniversary of the allocation to the GTO (as applicable) occurs. This means that the Guaranteed Term for a 3, 5, 7 or 10 year GTO may be up to 3 months longer than 3, 5, 7 or 10 years, respectively. For amounts which are allocated to GTOs on the first day of a calendar quarter, however, the Guaranteed Term will be exactly 3, 5, 7 or 10 years, depending on the GTO selected. (See "Specified Interest Rates and Guaranteed Terms.")

Amounts allocated to a GTO will be credited with the Specified Interest Rate for the duration of the Guaranteed Term associated with the GTO, unless an intervening withdrawal, transfer or other distribution occurs prior to the end of the Guaranteed Term. Specified Interest Rates for each GTO are declared periodically in the sole discretion of the Company. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a GTO will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Term of the GTO. (See "Specified Interest Rates and Guaranteed Terms.")

The Specified Interest Rate will be credited to amounts allocated to a GTO, so long as such allocations are neither withdrawn nor transferred prior to the Maturity Date for the GTO. The Specified Interest Rate is credited daily, providing an annual effective yield. (See "Specified Interest Rates and Guaranteed Terms.")

Amounts that are surrendered, transferred or otherwise distributed from a GTO prior to the Maturity Date for the GTO, will be subject to a Market Value Adjustment ("MVA"). The MVA is accomplished through the use of a factor (the MVA Factor), derived by formula (the MVA Formula), which is multiplied by that part of the Specified Value being withdrawn or transferred, resulting in either an increase or a decrease in the amount of the withdrawal or transfer. The MVA formula reflects the relationship between three factors: (1) the Constant Maturity Treasury ("CMT") Rate for the period coinciding with the Guaranteed Term of the GTO at investment; (2) the CMT Rate for the number of years remaining in a Guaranteed Term when the surrender, transfer or other withdrawal from the GTO occurs; and (3) the number of days remaining in the Guaranteed Term of the GTO. Generally, the MVA formula approximates the relationship between prevailing interest rates at the time of the GTO allocation, prevailing interest rates at time of transfer or surrender and the amount of time remaining in a Guaranteed Term. (See "The Market Value Adjustment.")

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity Contract Owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Contract Owners will then have the option of directing the withdrawal or transfer of the GTO (during the Maturity Period) without application of any MVA. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to an MVA. Direction can be made to: (1) transfer the maturing GTO to another GTO of the same or different duration; or (2) transfer the maturing GTO to another investment option under the variable annuity Contract. GTOs surrendered during the Maturity Period are not subject to an MVA, but may be subject to contingent deferred sales charges under the variable annuity Contract. (See "GTOs at Maturity.")

If no direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred (with no MVA) to the Money Market sub-account of the variable annuity. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date. (See "GTOs at Maturity.")

               DESCRIPTION OF THE GUARANTEED TERM OPTIONS ("GTOS")

1.   GENERAL

     The GTOs are guaranteed interest investment options available under certain variable annuity Contracts issued by the Company. Not all of the variable annuity Contracts issued by the Company offer GTOs, nor are GTOs available in every state jurisdiction. The variable annuity prospectuses describing variable annuity Contracts which offer GTOs clearly disclose whether GTOs are offered as investment options. If GTOs are available under a variable annuity issued by the Company, the prospectus for the variable annuity and this prospectus must be read carefully together in the same manner that prospectuses for underlying mutual funds must be read with the variable annuity prospectus.

     The guarantees associated with the GTOs are borne exclusively by the Company. A non-unitized separate account, authorized and created in accordance with applicable provisions of Ohio law, has been established for the sole purpose of aiding the Company in reserving and accounting for assets associated with the GTOs. The assets of the separate account are owned by the Company. Contract Owners with GTOs have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account. The guarantees associated with GTOs are legal obligations of the Company.

     GTOs provide for a guaranteed interest rate (the Specified Interest Rate), to be credited as long as any amount allocated to the GTO is not distributed for any reason prior to the Maturity Date of the GTO. Generally, a 3 year GTO offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year GTO offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every GTO will mature on the last day of a calendar quarter, the Guaranteed Term of a GTO may extend for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of allocations made to 3, 5, 7 or 10 year GTOs, respectively.


     Although the Specified Interest Rate will continue to be credited as long as allocations remain in the GTO prior to the Maturity Date, surrenders, transfers or withdrawals for any other reason will be subject to an MVA, as described below.


2.   ALLOCATIONS TO THE GTOS

     There are three sources from which allocations to a GTO may be made:

     (1) an initial purchase payment made under a Contract offering GTOs may be wholly or partially allocated to one or more GTOs;

     (2) a subsequent or additional purchase payment made under a Contract offering GTOs may be partially or wholly allocated to one or more GTOs; and

     (3) amounts transferred from other investment options available under the Contract offering GTOs may be wholly or partially allocated to one or more GTOs.

     The minimum amount of any allocation to a GTO is $1,000. Although the minimum amount that may be allocated to a GTO is $1,000 (whether by transfer from other investment options in the Contract or through new purchase payments), certain Contract minimums for initial purchase payments may preclude purchase amounts allocated to a GTO which are greater than $1,000. In this regard, the variable annuity prospectus should be consulted.

     Under certain rare circumstances, when volatility in financial markets compromises the ability of the Company to process allocations to or from the GTOs in an orderly manner, the Company may temporarily suspend the right to make additional allocations to the GTOs and/or to effect transfers or withdrawals from the GTOs. The Company anticipates invoking this suspension only when acceptance of additional allocations or the processing of withdrawals or transfers from GTOs may not be executed by the Company in a manner consistent with its obligations to Contract holders with existing or prospective interests in one or more GTOs. Under no circumstances, however, will the Company limit a Contract Owner's right to make at least one allocation to a GTO, and one transfer or withdrawal from a GTO, in any calendar year. All Contract Owners will be promptly notified of the Company's determination to invoke any suspension in the right to make allocations to, or to effect withdrawals or transfers from, the GTOs.

     In addition, the Contracts under which GTOs are offered may impose certain restrictions on the transferability of invested assets within the Contract. In the Contracts and prospectuses, such restrictions refer to limitations affecting transfers between the "Variable Account" (underlying mutual funds) and the "Fixed Account", if applicable. (The Fixed Account is a one year guaranteed investment option under the Contracts, separate and distinct from the GTOs). Although the specific transfer restrictions may vary slightly from contract to contract, the Company generally imposes, or reserves the right to impose, limitations on the percentage of assets that may be transferred to the Variable Account from the Fixed Account, and from the Variable Account to the Fixed Account. For the sole purpose of these transfer restrictions, and calculating these percentage limitations, the term "Variable Account" will be defined to include GTO allocations. The variable annuity prospectus should be consulted with regard to specific transfer limitation provisions.


3.   THE SPECIFIED INTEREST RATE AND GUARANTEED TERMS

     A.  SPECIFIED INTEREST RATES

         The Specified Interest Rate, at any given time, is the rate of interest guaranteed by the Company to be credited to allocations made to the GTOs for the corresponding Guaranteed Term, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different GTOs which are continuously available: 3, 5, 7 and 10 year GTOs.


         The Company declares Specified Interest Rates for each of the GTOs from time to time. Normally, new Specified Interest Rates will be declared monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. The Company observes no specific method in the establishment of the Specified Interest Rates, but generally will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Terms of the GTOs. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. The Company has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the GTOs.


         The period of time during which a particular Specified Interest Rate is in effect for new allocations to the various GTOs is referred to as the Investment Period. All allocations made to a GTO during an Investment Period are credited with the Specified Interest Rate in effect. An Investment Period ends only when a new Specified Interest Rate relative to the GTO in question is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to GTOs during prior Investment Periods. All such prior allocations will be credited with the Specified Interest Rate in effect when the allocation was made for the duration of the Guaranteed Term associated with the GTO selected.

         Information concerning the Specified Interest Rates in effect for the various GTOs can be obtained by calling the following toll free phone number: 1-800-238-3035.

         The Specified Interest Rate is credited to allocations made to GTOs on a daily basis, resulting in an annual effective yield which is guaranteed by the Company, unless amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Term associated with the GTO. If amounts are withdrawn or transferred from the GTO for any reason prior to the Maturity Date, an MVA will be applied to the amount withdrawn or transferred.

     B.  GUARANTEED TERMS

         For each GTO, there is a Guaranteed Term during which the Specified Interest Rate in effect at the time of the allocation to the GTO is guaranteed. A Guaranteed Term always expires on a Maturity Date which will be the last day of a calendar quarter; therefore, the Specified Interest Rate may be credited for up to 3 months past the anniversary date of the allocation to the GTO.


         For example, if an allocation is made to a 10 year GTO on August 1, 1998, the Specified Interest Rate for that GTO will be credited until September 30, 2008; the Guaranteed Term will begin on August 1, 1998 and end on September 30, 2008.

         All Guaranteed Terms for the 3, 5, 7 and 10 year GTOs, respectively, will be determined in a manner consistent with the foregoing example. Guaranteed Terms will be exactly 3, 5, 7 or 10 years only when an allocation to a GTO occurs on the first day of a calendar quarter.

4.   GTOS AT MATURITY

     At least fifteen days and at most thirty days prior to the end of a Guaranteed Term, the Company will send notice to the Contract Owner of the impending Maturity Date (always the last day of a calendar quarter). The notice will include the projected value of the GTO on the Maturity Date and specify the various options Contract Owners may exercise with respect to the maturing GTO:

     (1) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially surrender the GTO without an MVA; however, surrender charges under the variable annuity Contract, if applicable, will be assessed.

     (2) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially transfer the GTO, without an MVA, to any other investment option under the Contract, including any of the mutual fund sub-accounts, or another GTO of the same or different duration. A confirmation of any such transfer will be sent immediately after the transfer is processed.

     (3) The Contract Owner may elect not to transfer or surrender all or a portion of the GTO, in which case, the GTO will be automatically transferred to the Money Market sub-account of the variable annuity Contract at the end of the thirty day period following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.

     During the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above, the GTO will continue to be credited with the Specified Interest Rate in effect before the Maturity Date.

5.   THE MARKET VALUE ADJUSTMENT ("MVA")

     A.  GENERAL INFORMATION REGARDING THE MVA

         GTOs which are surrendered, transferred or distributed for any reason prior to the Maturity Date for the GTO, will be subject to an MVA. The MVA is determined by the multiplication of an MVA Factor (arrived at by calculation of the MVA Formula) by the Specified Value, or the portion of the Specified Value being surrendered, transferred or distributed. The Specified Value is the amount of the allocation to the GTO, plus interest accrued at the Specified Interest Rate minus prior distributions. The MVA may either increase or decrease the amount of the distribution.

         The MVA is intended to approximate, without duplicating, the experience of the Company when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when Contract Owners make withdrawals or transfers, or when the operation of the Contract requires a distribution, such as a death benefit. When liquidating assets, the Company may realize either a gain or a loss.

         If prevailing interest rates are higher than the Specified Interest Rate in effect at the time of the GTO allocation, the Company will realize a loss when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the MVA under such circumstances will decrease the amount of the distribution.

         Conversely, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time of the GTO allocation, the Company will realize a gain when it liquidates assets in order to process a surrender, death benefit or transfer; therefore, application of the MVA under such circumstances will increase the amount of the distribution.

         The Company measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the MVA Formula, and relies upon Constant Maturity Treasury Rates to represent both prevailing interest rates and Specified Interest Rates. The MVA Formula and the Constant Maturity Treasury Rates are described more fully below.

     B.  CONSTANT MATURITY TREASURY RATES ("CMT RATES")


         The formula (the "MVA Formula") for deriving the MVA Factor is based on CMT Rates which are declared by the Federal Reserve Board on a regular basis. The Company utilizes CMT Rates in its MVA Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets which can be relied upon to reflect the relationship between Specified Interest Rates declared by the Company and the prospective interest rate fluctuations. CMT Rates for 1, 2, 3, 5, 7 and 10 years are published by the Federal Reserve Board on a regular basis. To the extent that the MVA formula shown below requires a rate associated with a maturity not published (a 4, 6, 8 or 9 year maturity), the Company will calculate such rates based on the relationship of the published rates. For example, if the published 3 year rate is 6% and the published 5 year rate is 6.50%, the 4 year rate will be 6.25%.


     C.  THE MVA FORMULA

         The formula for determining the MVA Factor is

                    [ (1 + a) ]       (T)
               -----------------------
                  (1 + b + .0025) ]

         Where:

         a = the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

         b = the CMT Rate at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Term;

         t = the number of days until the Maturity Date, divided by 365.25.

           In the case of a above, the CMT Rate utilized will be the Friday CMT Rate declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the Investment Period during which the allocation to the GTO was made.

           In the case of b above, the CMT Rate utilized will be the Friday CMT Rate, declared by the Federal Reserve Board, and placed in effect by the Company on the Wednesday immediately preceding the withdrawal, transfer or other distribution giving rise to the MVA.

         The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a GTO allocation during which the Specified Interest Rate for GTOs of the same duration is not changed, the MVA Factor will be equal to 1.

         The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the MVA Formula.

         The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

         If the Federal Reserve Board halts publication of CMT Rates, or if, for any other reason, CMT Rates are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

         Examples of how to calculate MVAs are provided in the Appendix of this prospectus.

6.   CONTRACT CHARGES.

     The Contracts under which GTOs are made available have various fees and charges, some of which may be assessed against allocations made to GTOs.

     Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to an MVA in addition to contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the Contracts.

     Mortality and expense risk charges, administrative charges and contract maintenance charges which may be assessed under variable annuity Contracts will not be assessed against any allocation to a GTO. Such charges apply only to the variable account investment (underlying mutual fund) options.


7.   GTOS AT ANNUITIZATION

     GTOs are not available as investment options if the Contract is annuitized. If a Contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, an MVA will apply to amounts transferred to other investment options under the Contract which may be used during annuitization.

                                   INVESTMENTS


Amounts allocated to GTOs under the Contracts will be deposited, and accounted for, in a nonunitized separate account established in accordance with Ohio law and designated the Nationwide Multiple Maturity Separate Account. Contract Owners have no participatory right in the investment experience of the separate account, nor do Contract Owners have any claim against the assets of the separate account. The assets of the separate account are owned exclusively by the Company and gains or losses experienced by the Company in maintaining the separate account are borne exclusively by the Company.


The Company intends to invest assets received pursuant to GTO allocations in high quality, fixed interest investments (investment grade bonds, mortgages, and collateralized mortgage obligations) in substantially the same manner as the Company invests its general account assets, taking into account the various maturity durations of the GTOs (3, 5, 7 and 10 years) and anticipated cash-flow requirements. The Company is not obligated to invest assets attributable to GTO allocations in accordance with any particular investment objective or in any other particular manner, but will generally adhere to the overall investing philosophy of the Company (please see section 7.E., under "The Company" for a more detailed discussion of the investment portfolio and philosophy of the Company). The Specified Interest Rates declared by the Company for the various GTOs will not necessarily correspond to the performance of the nonunitized separate account.

             CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GTOS


The GTOs are available only as investment options under certain Contracts issued by the Company. The appropriate variable annuity prospectus and statement of additional information should be consulted for information regarding the distribution of the Contracts.


                                   THE COMPANY

1.   BUSINESS

  A.   ORGANIZATION


Nationwide Life Insurance Company (NLIC) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company. NLIC offers a variety of forms of variable annuities, fixed annuities and life insurance on a participating and a non-participating basis.

Prior to January 27, 1997, NLIC was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. On March 11, 1997, NFS completed an initial public offering of its Class A common stock.

During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-terms savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings and retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, Employers Life Insurance Company of Wausau (ELICW), National Casualty Company

(NCC) and West Coast Life Insurance Company (WCLIC), through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.

NFS contributed $836.8 million to the capital of NLIC during March 1997.

Wholly owned subsidiaries of NLIC as of December 31, 1997 include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc.
(NAS), Nationwide Investment Services Corporation (NISC) and NWE, Inc. (NWE). NLIC and its subsidiaries are collectively referred to as "the Company."

The Company is a member of the Nationwide Insurance Enterprise, which consists of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

NLAIC offers universal life insurance, variable universal life insurance and individual annuity contracts on a non-participating basis. NAS is a registered broker-dealer providing investment management and administration services. NISC, contributed by Nationwide Corp. on April 5, 1996, is a registered broker-dealer doing business solely in the deferred compensation market. NWE was formed by NLIC to hold special investments.

B.  DESCRIPTION OF BUSINESS

The Company is a leading provider of long-term savings and retirement products. The Company offers variable annuities, fixed annuities and life insurance as well as mutual funds and pension products and administrative services. By developing and offering a wide variety of products, the Company believes that it has positioned itself to compete effectively in various stock market and interest rate environments. The Company markets its products through a broad spectrum of wholesale and retail distribution channels, including financial planners, pension plan administrators, securities firms, banks and Nationwide Insurance Enterprise insurance agents.

The Company is one of the leaders in the development and sale of variable annuities. For the year ended December 31, 1997, the Company was the third largest writer of individual variable annuity contracts in the United States (U.S.) based on sales, according to The Variable Annuity Research & Data Service. Its principal annuity series, The BEST of AMERICA, allows the customer to choose from up to 39 investment options, including mutual funds managed by premier mutual fund managers.

The Company has grown substantially in recent years as a result of its long-term investment in developing the distribution channels necessary to reach its target customers and the products required to meet the demands of these customers. The Company believes its growth has been further enhanced by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with self-directed investments, such as products offered by the Company, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.

C.    PRODUCT SEGMENTS

The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, the Company reports corporate revenues and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment advisor subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments) and revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee benefits plans in a Corporate and Other segment.

The Variable Annuities segment, which accounted for $150.9 million (or 36%) of the Company's operating income before federal income tax expense for 1997, consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis.

The Fixed Annuities segment, which accounted for $169.5 million (or 40%) of the Company's operating income before federal income tax expense for 1997, consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment also includes the fixed option under the Company's variable annuity contracts, which accounted for 78% of the Company's fixed annuity sales in 1997 and 73% of the Company's fixed annuity policy reserves as of December 31, 1997. During 1997, the average crediting rates on contracts (including the fixed option under the Company's variable annuity contracts) in the Fixed Annuities segment was 6.12%. Substantially all of the Company's crediting rates on its fixed annuity contracts are guaranteed for a period not exceeding 15 months.

The Life Insurance segment, which accounted for $70.9 million (or 17%) of the Company's operating income before federal income tax expense for 1997, is composed of a wide range of variable universal life insurance, whole life insurance, universal life insurance, term life insurance and corporate-owned life insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

The Corporate and Other segment accounted for $27.5 million (or 7%) of the Company's operating income (which excludes realized gains and losses on investments) before federal income tax expense for 1997.

Additional information related to the Company's business segments is included in note 14 to the consolidated financial statements and Financial Statement
Schedule III.

D.    REGULATION

NLIC and NLAIC, as with other insurance companies, are subject to extensive regulation and supervision in the jurisdictions in which they do business. Such regulations limit the amount of dividends and other payments that can be paid by insurance companies without prior approval and impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders rather than shareholders. The Company can not predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.

Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to four years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners (NAIC). The insurance subsidiaries are currently under examination by the Ohio and Delaware insurance departments for the four-year period ended December 31, 1996. While final reports of these examinations have not yet been issued, management does not expect such reports to raise any significant issues or adjustments.

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (i) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the 12-month period ending as of the prior December 31. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the Ohio insurance laws as the amount equal to the Company's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. As a result of the $850.0 million dividend paid on February 24, 1997, any dividend paid by NLIC during the 12-month period immediately following the dividend would be an extraordinary dividend under Ohio insurance laws. Accordingly, no such dividend could be paid without prior regulatory approval. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.

E.    COMPETITION

The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, some of whom have greater financial resources, offer alternative products and, with respect to other insurers, have higher ratings than the Company. The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. National banks, with their preexisting customer bases for financial services products, may pose increasing competition in the future to insurers who sell annuities, including the Company, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company, which permits national banks to sell annuity products of life insurance companies in certain circumstances.

Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton Administration. Currently, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or, if enacted, their potential effect on the Company.

F.    EMPLOYEES

As of December 31, 1997, the Company had approximately 3,250 employees. None of the employees of the Company are covered by a collective bargaining agreement and the Company believes that its employee relations are satisfactory.

2.    PROPERTIES

The Company's principal executive offices are located in Columbus, Ohio. The Company leases its home office complex, consisting of approximately 430,000 square feet, from NMIC and its subsidiaries at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio. The Company believes that its present facilities are adequate for the anticipated needs of the Company.

3.   LEGAL PROCEEDINGS

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements. In February 1997, NLIC was named as a defendant in a lawsuit filed in New York Supreme Court related to the sale of whole life policies on a "vanishing premium" basis (John H. Snyder v. Nationwide Life Insurance Co.). The plaintiff in such lawsuit seeks to represent a national class of NLIC policyholders and claims unspecified compensatory and punitive damages. This lawsuit has not been certified as a class action. In April, 1997, a motion to dismiss the Snyder complaint in its entirety was filed by the defendants, and the plaintiff has opposed such motion.

In November 1997, two plaintiffs, one who was the owner of a variable life insurance contract and the other who was the owner of a variable annuity contract, commenced an action against NLIC and the American Century group of defendants (Robert Young and David D. Distad v. Nationwide Life Insurance Company et al.). In this action, plaintiffs seek to represent a class of variable life insurance contract owners and variable annuity contract owners whom they claim were allegedly misled when purchasing these variable contracts into believing that some portion of their premiums were invested in a publicly traded mutual fund when, in fact, the premium monies were invested in a mutual fund whose shares may only be purchased by insurance companies. The complaint seeks unspecified compensatory, treble and punitive damages. In January 1998, both NLIC and American Century filed motions to dismiss the entire complaint.

Plaintiffs' counsel have opposed these motions and the federal court in Texas heard arguments on the motions to dismiss in April, 1998. This lawsuit is in an early stage and has not been certified as a class action. NLIC intends to defend this case vigorously.

There can be no assurance that any litigation relating to pricing and sales practices will not have a material adverse effect on the Company in the future.


4. MARKET FOR NATIONWIDE LIFE INSURANCE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS


There is no established public trading market for the NLIC's shares of common stock. All of the 3,814,779 shares of NLIC's common stock issued and outstanding are owned by NFS.

NLIC paid no cash dividends during 1997 and $50.0 million to Nationwide Corp. during 1996.

On January 1, 1997, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. consisting of the outstanding shares of common stock of ELICW, NCC and WCLIC. Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The dividend payments were approved by the Department of Insurance of the State of Ohio.


NLIC currently does not have a formal dividend policy. Management of NLIC currently does not anticipate making dividend payments during 1998.


Reference is made to Note 10 of the consolidated financial statements for information regarding dividend restrictions.


5.   CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


The consolidated financial statements of Nationwide Life Insurance Company and Subsidiaries are included in a separate section of this report which is indexed in Item 11 - Exhibits, Financial Statement Schedules, and Reports.


Semi-annual and annual reports are sent to contract owners of the variable annuity and life insurance contracts issued through registered Separate Accounts of the Company.


The audited financial statements have been included herein is reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, Two Nationwide Plaza, Columbus, Ohio 43215, and upon the authority of said firm as experts in accounting and auditing.


6.   SELECTED FINANCIAL DATA


The following table sets forth certain summary consolidated financial data. The consolidated income statement data set forth below for the years ended December 31, 1993 through 1997 and the consolidated balance sheet data as of December 31, 1993 through 1997 are derived from the consolidated financial statements of the Company. The summary consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and notes thereto and the other financial information, including Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.


                    Selected Consolidated Financial Data (1)
                                ($000's omitted)

                                                        As of and for the year ended December 31,
                                                        -----------------------------------------
                                                    1997            1996           1995            1994           1993
                                                    ----            ----           ----            ----           ----
Total revenues                                   $ 2,217,445      1,992,838      1,798,651      1,599,499      1,597,993
Total benefits and expenses                        1,787,518      1,677,341      1,511,079      1,357,641      1,319,985
Income from continuing  operations before            429,927        315,497        287,572        241,858        278,008
  federal income tax expense and cumulative
  effect of changes in accounting principles
Federal income tax expense                           150,195        110,889         99,808         78,589         94,905
Income from continuing operations before             279,732        204,608        187,764        163,269        183,103
  other items
Income from discontinued operations (less               --           11,324         24,714         20,459         28,637
  federal income tax expense)
Cumulative effect of changes in accounting              --             --             --             --             --
  principles
Net income                                       $   279,732        215,932        212,478        183,728        211,509
                                                 $59,790,656     47,766,246     38,507,633     29,246,024     24,700,213
Total assets


(1) Consolidated financial data of the Company as of and for the years ended December 31, 1995, 1994 and 1993 has been restated to reflect the discontinued operations treatment of certain NLIC subsidiaries and lines of business that were unrelated to the long-term savings and retirement products business. See note 15 to the consolidated financial statements herein for additional information regarding the discontinued operations treatment.

7.  MANAGEMENT'S NARRATIVE ANALYSIS OF THE RESULTS OF OPERATIONS
    INTRODUCTION


Management's narrative analysis of the results of operations of NLIC and subsidiaries for the three years ended December 31, 1997 follows. The discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Management's narrative analysis contains forward-looking statements that are intended to enhance the reader's ability to assess the future financial performance of the Company. These forward-looking statements are not based on historical information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment yields and interest spread, or the earnings or profitability of the Company's activities. Because these statements are subject to numerous assumptions, risks, and uncertainties, actual results could be materially different. The following factors, among others, may have such an impact: changes in economic conditions; movements in interest rates and the stock markets; competitive pressures on product pricing and services; success and timing of business strategies; and the nature and extent of legislation and regulatory actions and reforms. Readers are directed to consider these and other risks and uncertainties described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.


A.  RESULTS OF OPERATIONS


In addition to net income, the Company reports net operating income, which excludes realized investment gains and losses and results of discontinued operations. Net operating income is commonly used in the insurance industry as a measure of on-going earnings performance.

The following table reconciles the Company's reported net income to net operating income for each of the last three years.

 (in millions of dollars)                            1997         1996         1995
 ------------------------                            ----         ----         ----
Net income                                          $ 279.7      $ 215.9      $ 212.5
Realized gains on investments, net of tax              (7.9)        (1.0)        (0.1)
Income from discontinued operations, net of tax        --          (11.3)       (24.7)
                                                    -------      -------      -------
     Net operating income                           $ 271.8      $ 203.6      $ 187.7

(i) Revenues

Total revenues for 1997, excluding realized gains and losses on investments, increased to $2.21 billion compared to $1.99 billion for 1996 and $1.80 billion for 1995. Increases in policy charges and net investment income accounted for most of the growth.

Policy charges include asset fees, which are primarily earned from separate account assets generated from sales of variable annuities; administration fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; surrender fees, which are charged as a percentage of premiums withdrawn during a specified period of annuity and certain life insurance contracts and cost of insurance charges earned on universal life insurance products. Policy charges for each of the last three years were as follows:

(in millions of dollars)                                       1997               1996                1995
------------------------                                       ----               ----                ----
Asset fees                                                    $384.8              $275.5             $184.8
Administrative fees                                             59.5                50.1               40.7
Surrender fees                                                  32.4                22.1               17.3
Cost of insurance charges                                       68.5                53.2               43.8
                                                              ------              ------             ------
     Total policy charges                                     $545.2              $400.9             $286.6

The growth in asset fees reflects increases in total separate account assets of 40% in 1997 and 45% in 1996. As of year end, total separate account assets were $37.72 billion.

Net investment income includes the gross investment income earned on investments supporting fixed annuities and certain life insurance products as well as the yield on the Company's general account invested assets which are not allocated to product segments. Net investment income grew from $1.29 billion and $1.36 billion in 1995 and 1996, respectively, to $1.41 billion in 1997 primarily due to increased invested assets to support growth in fixed annuity policy reserves. Fixed annuity policy reserves, which include the fixed option of the Company's variable annuity products, increased $727.8 million in 1996 and $682.4 million in 1997 and were $14.19 billion as of year end 1997. The increase in net investment income due to growth in invested assets was partially offset by declining investment yields in 1997 and 1996 due to lower market interest rates.

Realized gains and losses on investments are not considered by the Company to be recurring components of earnings and are reported in the Corporate and Other segment. The Company makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. Net realized gains on investments were $11.1 million in 1997 compared to realized losses of $0.3 million and $1.7 million in 1996 and 1995, respectively. Realized gains in 1997 include $14.4 million recognized when securities of $850.0 million were paid to NFS, which subsequently paid to Nationwide Corp., as a dividend on February 24, 1997 as a part of certain transactions that were completed in anticipation of NFS' initial public offering. Also, during 1997, the Company recorded a realized loss of $16.2 million related to the sale of a single corporate bond investment that had deteriorated due to the credit quality of the issuer.

(ii) Benefits and Expenses

Interest credited to policyholder account balances totaled $1.02 billion in 1997 compared to $982.3 million in 1996 and $950.3 million in 1995 and principally relates to fixed annuity products. The growth in interest credited reflects the increase in fixed annuity policy reserves previously discussed partially offset by reduced average crediting rates. The average crediting rate on fixed annuity policy reserves was 6.12% in 1997 compared to 6.30% and 6.58% in 1996 and 1995, respectively.

Amortization of deferred policy acquisition costs (DAC) increased to $167.2 million in 1997 compared to $133.4 million in 1996 and $82.7 million in 1995. The increase is principally related to increased business in the Variable Annuities segment.

Operating expenses were $384.9 million in 1997, a 12% increase from 1996 operating expenses of $342.4 million. Operating expenses were $273.0 million in 1995. The increase reflects the growth in the number of annuity and life insurance contracts in-force and the related increase in administrative processing costs. Increased operating expenses in 1997 also reflect the cost of certain technology initiatives.

The Company has developed a plan to address issues related to the Year 2000. The problem relates to many existing computer programs using only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has been evaluating its exposure to the Year 2000 issue through a review of all of its operating systems as well as dependencies on the systems of others since 1996. The Company expects all system changes and replacements needed to achieve Year 2000 compliance to be completed by the end of 1998. Compliance testing will be completed in the first quarter of 1999. The Company charges to expense all costs associated with these system changes as the costs are incurred.

Operating expenses in 1997 include approximately $45 million on technology projects, which includes costs related to Year 2000 and the development of a new policy administration system for traditional life insurance products and other system enhancements. The Company anticipates spending a comparable amount in 1998 on technology projects, including Year 2000 initiatives.

Federal income tax expense was $150.2 million representing an effective tax rate of 34.9% for 1997. Federal income tax expense in 1996 and 1995 was $110.9 million and $99.8 million, respectively, representing effective rates of 35.2% and 34.7%.

(iii) Discontinued Operations

Discontinued operations include the results of (i) the three NLIC subsidiaries whose outstanding common stock, on September 24, 1996, was declared as a dividend payable to Nationwide Corp. on January 1, 1997 and (ii) NLIC's accident and health and group life insurance business which was ceded to affiliates effective January 1, 1996. The Company entered into these transactions in 1996 in order to focus its business on long-term savings and retirement products. The transactions are described in note 15 of the consolidated financial statements. The Company did not recognize any gain or loss on the disposal of these subsidiaries or discontinuance of the accident and health and group life insurance business. Income from discontinued operations was $11.3 million in 1996 and $24.7 million in 1995. There was no income from discontinued operations in 1997.

(iv) Statutory Premiums and Deposits

The Company sells its products through a broad distribution network comprised of wholesale and retail distribution channels. Wholesale distributors are unaffiliated entities that sell the Company's products to their own customer base and include investment broker/dealers, pension plan administrators and financial institutions. The Company has access to over 1,000 broker/dealers and over 30,000 registered representatives who sell individual and group variable annuities, fixed annuities and variable life insurance in all 50 states and the District of Columbia. Over 250 regional pension plan administrators market the Company's group variable and fixed annuities to employers sponsoring employee retirement programs. The Company currently has relationships with over 180 banks selling individual variable and fixed annuities (under the Company's brand name and on a private-label basis), variable universal life insurance and group pension products.

Retail distributors are representatives of the Company who market products directly to a customer base identified by the Company and include representatives of affiliated sales companies and Nationwide Insurance Enterprise insurance agents. The Company markets products on a retail basis to state and local governments and to teachers through affiliated sales companies. Approximately 4,300 licensed Nationwide Insurance Enterprise insurance agents sell life insurance and individual annuities primarily targeting holders of personal automobile and homeowners' insurance policies issued by the Nationwide Insurance Enterprise.

Statutory premiums and deposits by distribution channel for each of the last three years are summarized as follows:

                                                    1997                       1996                      1995
                                                    ----                       ----
   (in millions of dollars)                 Amount         %           Amount        %          Amount         %
   ------------------------                 ------        ----        ------        ----
   Wholesale channels:
     Investment dealers                     $3,894.1      37.7%       $3,627.8       42.5%      $2,835.4      42.8%
     Pension market                          2,325.0      22.5         1,911.6       22.4        1,573.7       23.8
     Financial institutions                  1,653.2      16.0           947.2       11.1          515.4        7.8
                                            --------      ----        --------       ----
        Total wholesale channels             7,872.3      76.2         6,486.6       76.0        4,924.5       74.4
   Retail channels:
     Public sector and teachers market       1,862.1      18.0         1,528.0       17.9        1,244.9       18.8
     Nationwide agents                         602.7       5.8           525.5        6.1          446.5        6.8
                                            --------      ----        --------       ----        -------      -----
       Total retail channels                 2,464.8      23.8         2,053.5       24.0        1,691.4       25.6
                                            --------      ----        --------       ----        -------      -----
   Total external premiums and              10,337.1     100.0%        8,540.1      100.0%       6,615.9      100.0%
       deposits
                                            ========     =====         =======      =====        =======      =====
   Nationwide Insurance Enterprise
      employee and agent benefit plans         174.9                     502.5                     182.1
                                            --------                   --------                  -------
   Total statutory premiums
      and deposits                          $10,512.0                  $9,042.6                  $6,798.0
                                            =========                  ========                  ========

Excluding Nationwide Insurance Enterprise benefit plan sales, the Company achieved annual sales growth of 21%, 29%, and 21 % in 1997, 1996 and 1995, respectively. The Company's goal is 20% annual growth in external sales and management believes the Company is well positioned to achieve that goal in 1998.

The Company's flagship products are marketed under The BEST of AMERICA brand, and include individual and group variable annuities and variable life insurance. The BEST of AMERICA products allow customers to choose from among investment options managed by premier mutual fund managers. The Company has also developed private label variable and fixed annuity products in conjunction with other financial services providers which allow those providers to sell individual variable and fixed annuities with substantially the same features as the Company's brand name products to their own customer bases under their own brand name.

The Company also markets group deferred compensation retirement plans to employees of state and local governments for use under Internal Revenue Code
(IRC) Section 457. The Company utilizes its sponsorship by the National Association of Counties and The United States Conference of Mayors when marketing IRC Section 457 products. In addition, the Company utilizes an exclusive arrangement with the National Education Association (NEA) to market tax-qualified annuities under IRC 403(b) to NEA members. Variable annuities developed for the NEA members are sold under the NEA Valuebuilder brand.

External statutory premiums and deposits by product are as follows:

             (in millions of dollars)          1997          1996         1995
             ------------------------          ----          ----         ----
The BEST OF AMERICA products:
  Individual variable annuities            $4.269.7     $ 3,801.5    $ 2,740.6
  Group variable annuities                  2,220.5       1,807.1      1,457.6
  Variable universal life                     220.3         165.4        101.3
Private label annuities                     1,006.3         625.9        389.7
IRC Section 457 annuities                   1,715.7       1,425.8      1,191.1
The NEA Valuebuilder annuities                145.5         102.2         53.8
Other                                         759.1         612.2        681.8
                                          ---------     ---------    ---------
                                          $10,337.1     $ 8,540.1    $ 6,615.9
                                          =========     =========    =========

3. BUSINESS SEGMENTS

The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. In addition, the Company reports corporate income and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment advisor subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments) and revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee benefit plans in a Corporate and Other segment. All information set forth below relating to the Company's Variable Annuities segment excludes the fixed option under the Company's variable annuity contracts. Such information is included in the Company's Fixed Annuities segment.

The following table summarizes operating income before federal income tax expense for the Company's business segments for each of the last three years.

             (millions of dollars)       1997        1996        1995
             ---------------------       ----        ----        ----
Operating income:
     Variable annuity                  $ 150.9     $  90.3     $  50.8
     Fixed annuity                       169.5       135.4       137.0
     Life insurance                       70.9        67.2        67.6
     Corporate and other                  27.5        22.9        33.9
                                       -------     -------     -------
                                       $ 418.8     $ 315.8     $ 289.3
                                       =======     =======     =======


(i) Variable Annuities


The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.

The following table summarizes certain selected financial data for the Company's Variable Annuities segment for the years indicated.

(in millions of dollars)                                      1997               1996               1995
-----------------------                                    ----------         ----------          ----------
INCOME STATEMENT DATA (1)
Revenues:
    Asset fees                                             $    370.2         $    261.8          $    172.8
    Administrative fees                                          21.8               18.1                14.0
    Surrender fees                                               21.9               13.6                10.0
                                                           ----------         ----------          ----------
      Total policy charges                                      413.9              293.5               196.8
    Net investment income and other (2)                          (9.9)              (8.9)               (7.8)
                                                           ----------         ----------          ----------
                                                                404.0              284.6               189.0
Benefits and expenses:
    Benefits and claims                                           5.9                4.6                 2.9
    Amortization of DAC                                          87.8               57.4                26.3
    Other operating expenses                                    159.4              132.2               109.0
                                                           ----------         ----------          ----------
                                                                253.1              194.3               138.2
                                                           ----------         ----------          ----------
Operating income before federal income tax expense         $    150.9         $     90.3          $     50.8
                                                           ==========         ==========          ==========
OTHER DATA (1)
Statutory premiums and deposits (3)                        $  7,535.8         $  6,500.3          $  4,399.3
Withdrawals                                                   2,683.3            1,697.4             1,071.6
Policy reserves as of year end                             $ 34,486.7         $ 24,278.1          $ 16,761.8
Ratio of policy charges to average policy reserves               1.41%              1.43%               1.44%
Pre-tax operating income to average policy reserves              0.51%              0.44%               0.37%

(1) Excludes the fixed option under the Company's variable annuity contracts which is reported in the Company's Fixed Annuities segment.

(2) The Company's method of allocating net investment income results in a charge (negative net investment income) to this segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.

(3) Statutory data have been derived from the Annual Statements of NLIC and NLAIC, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

Variable annuity segment results reflect a sharp increase in policy charge revenues partially offset by increases in amortization of DAC and other operating expenses. The increase in policy charge revenues is attributable to growth in asset fees. Asset fees were $370.2 million in 1997 up 41 % from $261.8 million in 1996 and totaled $172.8 million in 1995. The increase in assets fees reflects substantial growth in policy reserve levels as a result of steady premium growth and through market appreciation on investments underlying reserves. Variable annuity policy reserves grew $10.21 billion during 1997 reaching $34.49 billion as of year end 1997 compared to growth in 1996 of $7.52 billion and year end 1996 reserves of $24.28 billion. Total policy charges as a percentage of policy reserves remained relatively stable between 141 and 144 basis points during the last three years presented, reflecting no or minimal changes in the levels of policy charges for most variable annuity products.

The Company has sustained high sales growth over the recent three year period through deeper penetration of existing distribution channels and the addition of new sales outlets. In addition, variable annuity sales reflect growing consumer demand for equity-based retirement savings investments, coupled with a robust stock market and lower interest rates. Significant increases in production through financial institutions, pension plan administrators and public sector markets have contributed strongly to the growth in variable annuity sales in 1997, when sales increased 16% to a record $7.54 billion compared to $6.50 billion in 1996. Variable annuity sales in 1996 represented a 48% increase over 1995 sales of $4.40 billion.

Favorable equity market conditions over the past three years have also contributed significantly to the growth in variable annuity policy reserves. Variable annuity policy reserves reflect market appreciation of $5.21 billion, $2.72 billion and $2.93 billion in 1997, 1996 and 1995, respectively.

The increase in amortization of DAC in 1997 compared to 1996 and 1995 is due to overall growth in the variable annuity business.

The growth in operating expenses also reflects the overall growth in the variable annuity business. Operating expenses were 54 basis points of average variable annuity policy reserves for 1997 comparing favorably to 64 basis points and 80 basis points for 1996 and 1995, respectively. The Company has controlled operating expense growth by increasing productivity through investments in technology and economies of scale.

(ii) Fixed Annuities

The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under the Company's variable annuity contracts.

The following table summarizes certain selected financial data for the Company's Fixed Annuities segment for the years indicated.

(in millions of dollars)                                       1997               1996               1995
------------------------                                    ----------         ----------         ----------
INCOME STATEMENT DATA (1)
Revenues:
    Policy charges                                          $     15.9         $     18.0         $     16.4
    Life insurance premiums                                       27.3               24.0               32.8
    Net investment income                                      1,098.2            1,050.6            1,002.8
                                                            ----------         ----------         ----------
                                                               1,141.4            1,092.6            1,052.0
                                                            ----------         ----------         ----------
Benefits and expenses:
    Interest credited to policyholder account balances           823.4              805.0              775.7
    Other benefits and claims                                     23.3               33.8               29.5
    Amortization of DAC                                           39.8               38.6               29.5
    Other operating expenses                                      85.4               79.8               80.3
                                                            ----------         ----------         ----------
                                                                 971.9              957.2              915.0
                                                            ----------         ----------         ----------
Operating income before federal income tax expense          $    169.5         $    135.4         $    137.0
                                                            ----------         ----------         ----------

OTHER DATA (1)
Statutory premiums and deposits (2)                         $  2,137.9         $  1,600.5         $  1,864.2
Withdrawals and benefits                                       1,710.0            1,375.5            1,151.6
Policy reserves as of year end                              $ 14,194.2         $ 13,511.8         $ 12,784.0
Net interest margin on general account policy reserves            2.04%              1.92%              1.92%
Pre-tax operating income to average policy reserves               1.22%              1.03%              1.14%

(1)  Includes the fixed option under the Company's variable annuity contracts.

(2) Statutory data have been derived from the Annual Statements of NLIC and NLAIC, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

Fixed annuity segment results reflect an increase in interest spread income attributable to growth in fixed annuity policy reserves and wider interest margins. Interest spread is the differential between net investment income and interest credited to policyholder account balances. Interest spreads vary depending on crediting rates offered by competitors, performance of the investment portfolio, changes in market interest rates and other factors. The following table depicts the interest margins on general account policy reserves in the Fixed Annuities segment for each of the last three years.

                                                               1997               1996               1995
                                                               ----               ----               ----
Net investment income                                          8.16%              8.22%              8.50%
Interest credited                                              6.12               6.30               6.58
                                                               ----               ----               ----
                                                               2.04%              1.92%              1.92%
                                                               ====               ====               ====

The Company expects interest margins to compress during 1998 reflecting the lower interest rate environment available for new invested assets. The Company is able to mitigate the effects of lower investment yields by periodically resetting the rates credited on fixed annuity contracts. As of December 31, 1997, $6.85 billion, or 48% of fixed annuity policy reserves, were in contracts where the guaranteed interest rate is reestablished each quarter. Fixed annuity policy reserves of $4.88 billion are in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter. The Company also has $1.40 billion of fixed annuity policy reserves that call for the crediting rate to be reset annually on each January 1. The remaining $1.06 billion of fixed annuity policy reserves are in payout status where the Company has guaranteed periodic, typically monthly, payments.

Fixed annuity policy reserves increased to $14.19 billion as of year-end compared to $13.51 billion a year ago and $12.78 billion as of the end of 1995. The growth reflects increased fixed annuity sales in 1997 through the financial institutions and investment dealer channels. Sales for 1997 were up 34% to $2.14 billion compared to $1.60 billion in 1996. Sales in 1995 totaled $1.86 billion. Most of the Company's fixed annuity sales are premiums allocated to the guaranteed fixed option of variable annuity contracts. Fixed annuity sales for 1997 include $1.67 billion in premiums allocated to the fixed option under a variable annuity contract, compared to $1.24 billion in 1996. Sales growth in 1997 reflects the success of proprietary fixed product sales through financial institutions, as well as the impact of a 1.00% first-year bonus crediting rate offered on The BEST of AMERICA - America's Vision product during the second half of 1997.

The decrease in other benefits and claims reflects a $13.0 million charge in 1996 related to reserve strengthening in the immediate annuity line due to changes in estimated profitability based on revised assumptions for mortality and reinvestment rates. Amortization of DAC reflects a reduction in 1996 of $6.0 million due to changes in estimates of expected future profits as a result of favorable investment spread and persistency experience.

(iii) Life Insurance

The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

The following table summarizes certain selected financial data for the Company's Life Insurance segment for the years indicated.

(in millions of dollars)                                       1997               1996               1995
------------------------                                    ----------         ----------         ----------
INCOME STATEMENT DATA
Revenues:
    Cost of insurance charges                               $     68.5         $     53.2         $     43.8
    Other policy charges                                          36.8               33.4               27.5
      Total policy charges                                       105.3               86.6               71.3
                                                            ----------         ----------         ----------
Life insurance premiums                                          178.1              174.6              166.3
Net investment income                                            189.1              174.0              171.3
Other                                                              0.6                0.4                0.2
                                                            ----------         ----------         ----------
                                                                 473.1              435.6              409.1
                                                            ----------         ----------         ----------
Benefits and expenses:
    Interest credited to policyholder account balances            78.5               70.2               69.0
    Other benefits and claims                                    149.0              141.2              133.0
    Policyholder dividends                                        40.6               40.7               39.7
    Amortization of DAC                                           39.6               37.4               31.0
    Other operating expenses                                      94.5               78.9               68.8
                                                            ----------         ----------         ----------
                                                                 402.2              368.4              341.5
                                                            ----------         ----------         ----------
Operating income before federal income tax expense          $     70.9         $     67.2         $     67.6
                                                            ==========         ==========         ==========
OTHER DATA:
Statutory premiums (1):
    Traditional and universal life                          $    248.4         $    253.9         $    248.3
    Variable universal life                                      220.0              165.4              104.1
    Corporate-owned life                                         195.0               20.0                -
Policy reserves as of year end:
    Traditional and universal life                             2,369.5            2,295.5            2,213.7
    Variable universal life                                      892.1              622.6              446.8
    Corporate-owned life                                         225.4               20.8                -
Life insurance in force:
    Traditional and universal life                            27,495.7           28,107.0           27,616.9
    Variable universal life                                   11,337.4            8,094.6            4,926.5
    Corporate-owned life                                    $    426.3         $     73.0         $      -

(1) Statutory data have been derived from the Annual Statements of NLIC and NLAIC, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

Life Insurance segment results reflect revenue growth in the variable universal life insurance line driven by a steady increase in insurance in-force and policy reserves partially offset by higher operating expenses associated with technology-related costs in the traditional life insurance lines.

Variable universal life insurance policy charges were $57.1 million in 1997, an increase of $18.5 million, or 48%, compared to $38.6 million in 1996. For 1995, variable universal life insurance policy charges were $26.7 million. The growth in variable universal life policy charges is attributable to the growth in insurance in-force and policy reserves, which increased 40% and 43%, respectively, in 1997. During 1996, variable universal life insurance in-force and policy reserves increased 64% and 39%, respectively. Growth in insurance in-force and policy reserves is due to strong sales from both investment dealers and Nationwide Insurance Enterprise insurance agents, combined with high persistency. In February, 1998, the Company introduced a new variable universal life insurance product called Next Generation, which offers an innovative, tiered-pricing structure that maximizes cash value. The Company anticipates continued sales growth in 1998 for variable universal life insurance as well as its recent entry into corporate-owned insurance products.

The growth in operating expenses is due to technology-related costs combined with the increase in variable life insurance policies in-force.
Technology-related expenses in 1997 were $16.5 million, compared to $3.2 million in 1996. The majority of the expenses are for a new policy administration system to support traditional life insurance products and for activities to make systems Year 2000 compliant.

(in millions of dollars)                                         1997              1996              1995
------------------------                                      ----------        ----------        ----------
INCOME STATEMENT DATA
Revenues:
    Net investment income                                     $    148.7        $    154.7        $    137.6
    Other                                                           39.1              25.7              12.7
                                                              ----------        ----------        ----------
                                                                   187.8             180.4             150.3
                                                              ----------        ----------        ----------
Benefits and expenses:
    Interest credited to policy reserves                           114.7             106.1             105.6
    Other operating expenses                                        45.6              51.4              10.8
                                                              ----------        ----------        ----------
                                                                   160.3             157.5             116.4
                                                              ----------        ----------        ----------
Operating income before federal income tax expense(1)         $     27.5        $     22.9        $     33.9
                                                              ==========        ==========        ==========
OTHER DATA:
Statutory premiums and deposits (2)                           $    174.9        $    502.6        $    182.1
Withdrawals and benefits                                           205.4             140.3             144.4
Policy reserves as of year end                                   3,791.9           3,302.5           2,644.3
Nationwide retail mutual fund assets(3)                       $  2,555.0        $  2,136.2        $  2,113.9

(1) Excludes realized gains (losses) on investments and discontinued operations.

(2) Statutory data have been derived from the Annual Statements of NLIC and NLAIC, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

(3) Excludes mutual funds selected as investment options under the Company's variable annuity and variable universal life insurance contracts and mutual funds selected as investment options under Nationwide Insurance Enterprise employee and agent benefit plans.

Revenues in the Corporate and Other segment consist of net investment income on invested assets not allocated to the three product segments, investment management fees and other revenues earned from Nationwide mutual funds other than the portion allocated to the Variable Annuities and Life Insurance segments and net investment income and policy charges from group annuity contracts issued to Nationwide Insurance Enterprise employee and agent benefit plans.

In addition to the operating revenues previously presented, the Company also reports realized gains and losses on investments in the Corporate and Other segment. Net realized gains on investments were $11.1 million in 1997 compared to realized losses of $0.3 million and $1.7 million in 1996 and 1995, respectively. Realized gains in 1997 include $14.4 million recognized when securities of $850.0 million were paid to NFS, which subsequently paid to Nationwide Corp., as a dividend on February 24, 1997 as a part of certain transactions that were completed in anticipation of NFS' initial public offering. Also, during 1997, the Company recorded a realized loss of $16.2 million related to the sale of a single corporate bond investment that had deteriorated due to the credit quality of the issuer.

LIQUIDITY AND CAPITAL RESOURCES

State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of certain prescribed limitations without prior approval. The ability of NLIC to pay dividends is subject to restrictions set forth in the insurance laws and regulations of Ohio, its domiciliary state. The Ohio insurance laws require life insurance companies to seek prior regulatory approval to pay a dividend if the fair market value of the dividend, together with that of other dividends made within the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus as of the prior December 31 or (ii) the net income of the insurer for the prior year. NLIC's statutory-basis policyholders' surplus as of December 31, 1997 was $1.13 billion and statutory-basis net income for 1997 was $111.7 million. The Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of NLIC and its stockholder. NLIC currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future. However, NLIC can give no assurance that dividends will be declared or paid.

As a result of the $850.0 million dividend paid on February 24, 1997, any dividend paid by NLIC during the twelve-month period immediately following the $850.0 million dividend would be an extraordinary dividend under Ohio insurance laws. Accordingly, no such dividend could be paid without prior regulatory approval.

NFS contributed amounts totaling $836.8 million to NLIC on March 10, 1997 and March 11, 1997. The Company believes it has adequate statutory capital and surplus to satisfy all regulatory requirements and to support its growth over the following year.

The Company's principal sources of funds are premiums and deposits paid, contract charges earned, net investment income received and proceeds from investments called, redeemed or sold. The principal uses of these funds are the payment of benefits on annuity contracts and life insurance policies, operating expenses, commissions and the purchase of investments. Net cash provided by operating activities (reflecting principally (i) premiums and contract charges collected, less (ii) benefits paid on life insurance products, plus (iii) income collected on invested assets, less (iv) commissions and other operating expenses paid) was $1.15 billion, $858.3 million and $1.11 billion in 1997, 1996 and 1995, respectively. Net cash used in investing activities (principally reflecting investments purchased less investments called, redeemed or sold) was $1.96 billion, $771.3 million and $1.73 billion in 1997, 1996 and 1995, respectively. Net cash provided by (used in) financing activities (principally reflecting the capital contribution in 1997 only, cash dividends paid in 1996 and 1995 only and deposits to investment product and universal life insurance product account balances less withdrawals from such account balances) was $945.5 million, $(52.7) million and $617.5 million in, 1997, 1996 and 1995, respectively.

Also available as a source of funds to the Company is a $600.0 million revolving credit facility entered into by NLIC and Nationwide Mutual Insurance Company in August 1996 with a five year term with a group of national financial institutions. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. The facility provides for several and not joint liability with respect to any amount drawn by any party. To date, no amounts have been drawn down on the facility. The facility provides covenants, including, but not limited to, requirements that NLIC maintain statutory surplus in excess of $875 million.

A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company mitigates this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account, and monitoring and matching anticipated cash inflows and outflows.

For individual annuity products ($27.1 billion of reserves as of December 31, 1997) the surrender charge is calculated as a percentage of the lesser of deposits made or the amount surrendered and is assessed at declining rates during the first seven years after a deposit is made.

For group annuity products ($20.5 billion of reserves as of December 31, 1997), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products.

Life insurance policies are also subject to withdrawal. However, they are less susceptible to withdrawal than are annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.

The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company periodically reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. Adjustments are made periodically with respect to the Company's investment policies to reflect changes in the Company's short-term and long-term cash needs and changing business and economic conditions.

The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. The Company's general account investments are primarily managed in a number of pools that are segregated by weighted average maturity of the assets required by the pools. On fixed maturity securities and mortgages, the weighted average maturity is based on repayments which are scheduled to occur under the terms of the asset. For mortgage backed securities, repayments are determined using the current rate of repayment of the underlying pool of mortgages and the terms of the securities. Each product line has an investment strategy based on the specific characteristics of such product line. The strategy establishes asset duration, quality and other guidelines. The Company's actuaries determine the amount of new investments needed for each line to arrive at the amount of new investments needed for each pool by month. The investments acquired for each pool are shared on a proportional basis by each of the lines requesting investments in the pool based on their actual investment needs.

For all business having future benefits which cannot be changed at the option of the policyholder, the underlying assets are managed in a separate pool. The duration of assets and liabilities in this pool are kept as close together as possible. For assets, the repayment cash flows, plus anticipated coupon payments, are used in calculating asset duration. Future benefits and expenses are used for liabilities. On December 31, 1997, the average duration of assets in this pool was 7.39 years and the average duration of the liabilities was 7.90 years. Policy reserves on this business were $1.06 billion as of December 31, 1997.

Because the timing of the payment of future benefits on the majority of the Company's business can be changed by the policyholder, the Company employs cash flow testing techniques in its asset/liability management process. Annually, the Company's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting under a number of possible future interest rate scenarios the anticipated cash flows from such business and the assets required to support such business. The first seven of these scenarios are required by the state insurance laws. Projections are also made using 13 additional scenarios which involve more extreme fluctuations in future interest rates. Finally, to get a statistical analysis of possible results and to minimize any bias in the 20 predetermined scenarios, additional projections are made using 200 randomly generated interest rate scenarios. For the Company's 1997 cash flow testing process, interest rates for 90-day treasury bills ranged from 0.5% to 12.4% under the 20 predetermined scenarios and 0.9% to 29.4% under the 200 random scenarios. Interest rates for longer maturity treasury securities had comparable ranges. The values produced by each projection are used to determine future gains or losses from the Company's annuity and insurance business, which, in turn, are used to quantify the adequacy of the Company's reserves over the entire projection period. The results of the Company's cash flow testing for year end 1997 indicated that the Company's reserves were adequate as of December 31, 1997.

The Company manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in inverse relationship with fluctuations in interest rates. For example, if interest rates rise, the Company's fixed maturity investments will generally decrease in value. Additionally, the Company's net investment income may be affected by interest rate changes. If interest rates decline, net investment income will decrease if high-yielding fixed maturity investments mature or are sold and the proceeds therefrom are reinvested in securities yielding a lower rate.

Given the Company's historic cash flow and current financial results, management of the Company believes that the cash flow from the operating activities of the Company over the next year will provide sufficient liquidity for the operations of the Company, as well as provide sufficient funds to enable the Company to make dividend payments.

INVESTMENTS

General

The Company's assets are divided between separate account and general account assets. As of December 31, 1997, $37.72 billion (or 63%) of the Company's total assets were held in separate accounts and $22.07 billion (or 37%) were held in the Company's general account, including $19.67 billion of general account investments. Separate account assets consist primarily of deposits from the Company's variable annuity business. Most separate account assets are invested in various mutual funds. All of the investment risk in the Company's separate account assets is borne by the Company's customers, with the exception of $365.5 million of policy reserves as of December 31, 1997 ($280.2 million as of December 31, 1996) for which the Company bears the investment risk. In addition to the information presented herein, see note 3 to the consolidated financial statements for further information regarding the Company's investments.

The following table summarizes the Company's consolidated general account invested assets by asset category.

                                   December 31, 1997        December 31, 1996
                                  -------------------      -------------------
                                  Carrying      % of       Carrying      % of
(in millions of dollars)            Value       Total        Value       Total
                                  ---------     -----      ---------     -----

Fixed maturity securities         $13,204.1      67.5%     $12,304.6      67.2%
Mortgage loans, net                 5,181.6      26.5        5,272.1      28.8
Real estate, net                      311.4       1.6          265.8       1.5
Policy loans                          415.3       2.1          371.8       2.0
Equity securities                      80.4       0.4           59.1       0.3
Other long-term investments            25.2       0.1           28.7       0.2
Short-term investments                358.4       1.8            4.8       --
                                  ---------     -----      ---------     -----
     Total                        $19,576.4     100.0%     $18,306.9     100.0%
                                  =========     =====      =========     =====

Fixed Maturity Securities

The following table summarizes the composition of the Company's general account fixed maturity securities by category.

                                     December 31, 1997       December 31, 1996
                                    -------------------     -------------------
                                    Carrying      % of      Carrying      % of
(in millions of dollars)              Value       Total       Value       Total
                                    ---------     -----     ---------     -----

U.S. government/agencies            $   313.7       2.4%    $   279.2       2.3%
Foreign governments                      95.8       0.7         101.9       0.8
State and political subdivisions          1.6      --             6.7       0.1
Mortgage-backed securities:
   U.S. government/agencies           3,750.3      28.4       3,665.3      29.8
   Non-government/agencies               --        --            --        --
Corporate:
   Public                             4,597.3      34.8       4,339.7      35.3
   Private                            4,445.4      33.7       3,911.8      31.7
                                    =========     =====     =========     =====
     Total                          $13,204.1     100.0%    $12,304.6     100.0%
                                    =========     =====     =========     =====

The average duration and average maturity of the Company's general account fixed maturity securities as of December 31, 1997 were approximately 3.44 and 7.77 years, respectively. As a result, the market value of the Company's general account investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may also be likely to experience investment losses to the extent its liquidity need require the disposition of general account fixed maturity securities in unfavorable interest rate environments.

The National Association of Insurance Commissioners (NAIC) assigns securities quality ratings and uniform valuations called "NAIC Designations" which are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. Of the Company's general account fixed maturity securities, 98% were in the highest two NAIC Designations as of December 31, 1997.

The following table sets forth an analysis of credit quality, as determined by NAIC Designation, of the Company's general account fixed maturity securities portfolio.

                                                   December 31, 1997             December 31, 1996
                                                  --------------------          -------------------
     NAIC              Rating Agency              Carrying       % of           Carrying     % of
Designation (1)  Equivalent Designation (2)         Value        Total           Value       Total
---------------  --------------------------       ---------      -----          ---------    -----
                                                                 (in millions of dollars)
       1         Aaa/Aa/A                         $ 8,809.3      66.7%          $ 8,447.5     68.7%
       2         Baa                                4,116.6      31.2             3,629.9     29.5
       3         Ba                                   220.9       1.7               166.6      1.3
       4         B                                     53.7       0.4                49.7      0.4
       5         Caa and lower                          3.6       --                 10.9      0.1
       6         In or near default                    --         --                --         --
                                                  ---------     -----           ---------    -----
                                                  $13,204.1     100.0%          $12,304.6    100.0%
                                                  =========     =====           =========    =====

----------
(1) NAIC Designations are assigned no less frequently than annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.
(2) Comparison's between NAIC and Moody's designations are published by the NAIC. In the event no Moody's rating is available, the Company has assigned internal ratings corresponding to the public rating.

The Company's general account mortgage-backed security (MBS) investments include residential MBSs and multi-family mortgage pass-through certificates. As of December 31, 1997, MBSs were $3.75 billion (or 28%) of the carrying value of the general account fixed maturity securities available-for-sale, all of which were guaranteed by the U.S. government or an agency of the U.S. government.

The Company believes that general account MBS investments add diversification, liquidity, credit quality and additional yield to its general account fixed maturity securities portfolio. The objective of the Company's general account MBS investments is to provide reasonable cash flow stability and increased yield. General account MBS investments include collateralized mortgage obligations (CMOs), Real Estate Mortgage Investment Conduits (REMICs) and mortgage-backed pass-through securities. The Company's general account MBS investments do not include interest-only securities or principal-only securities or other MBSs which may exhibit extreme market volatility.

Prepayment risk is an inherent risk of holding MBSs. However, the degree of prepayment risk is particular to the type of MBS held. The Company limits its exposure to prepayments by purchasing less volatile types of MBSs. As of December 31, 1997, $2.65 billion (or 71%) of the carrying value of the general account MBS portfolio was invested in planned amortization class CMOs/REMICs
(PACs). PACs are securities whose cash flows are designed to remain constant over a variety of mortgage prepayment environments. Other classes in the CMO/REMIC security are structured to accept the volatility of mortgage prepayment changes, thereby insulating the PAC class.

The following table sets forth the distribution by investment type of the Company's general account MBS portfolio.

                                                       December 31, 1997        December 31, 1996
                                                    -----------------------    --------------------
                                                    Carrying          % of     Carrying      % of
(in millions of dollars)                              Value           Total      Value       Total
                                                    ---------         -----    --------      -----
Accrual                                              $   48.5           1.3%   $   41.4        1.1%
Planned Amortization Class                            2,645.3          70.5     2,970.6       81.0
Sequential                                               19.8           0.5         2.5        0.1
Scheduled                                               160.6           4.3       167.2        4.6
Targeted Amortization Class                              90.8           2.4        87.7        2.4
Very Accurately Defined Maturity                        550.1          14.7       395.9       10.8
Multi-family Mortgage Pass-through Certificates         235.2           6.3       --          --
                                                     --------         -----    --------      -----
                                                     $3,750.3         100.0%   $3,665.3      100.0%
                                                     ========         =====    ========      =====

The Company invests in private fixed maturity securities because of the (i) generally higher nominal yield available compared to comparably rated public fixed maturity securities, (ii) more restrictive financial and business covenants available in private fixed maturity security loan agreements and (iii) stronger prepayment protection. Although private fixed maturity securities are not registered with the Securities and Exchange Commission and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk. A significant majority of the private fixed maturity securities that the Company holds are participations in issues that are also owned by other investors. In addition, some of the private fixed maturity securities are rated by nationally recognized rating agencies and substantially all have been assigned a rating designation by the NAIC.

The Company has not invested in derivative securities other than MBSs.

Mortgage Loans

As of December 31, 1997, general account mortgage loans were $5.18 billion (or 26%) of the carrying value of consolidated general account invested assets. As of such date, commercial mortgage loans constituted substantially all (99.9%) of total general account mortgage loans. Commitments to fund mortgage loans of $341.4 million extending into 1998 were outstanding as of December 31, 1997.

In June 1997, the Company exchanged $359.7 million of multi-family mortgage loans with the Federal Home Loan Mortgage Corporation (FHLMC) for FHLMC multi-family mortgage pass-through certificates supported by the exchanged loans. The transaction resulted in the reclassification of the exchanged amount from mortgage loans on real estate to fixed maturity securities available-for-sale on the consolidated balance sheet. No gain or loss was recognized as a result of the exchange.

The summary below depicts loans by remaining principal balance as of December 31, 1997:

                                                            Apartment
(in millions of dollars)   Office   Warehouse     Retail     & other      Total
                           ------   ---------    --------   ---------   --------

East North Central         $131.7     $135.3     $  627.7     $154.3    $1,049.0
East South Central           33.9       25.4        155.4       72.9       287.6
Mountain                     25.6       28.5        110.4      103.6       268.1
Middle Atlantic             120.6       93.7        166.0       15.3       395.6
New England                  53.7       42.6        145.3       --         241.6
Pacific                     216.6      338.1        426.2       89.7     1,070.6
South Atlantic              113.3      145.5        491.0      317.9     1,067.7
West North Central          134.0        8.7         73.2       52.9       268.8
West South Central          116.6      114.1        188.2      162.4       581.3
                           ------     ------     --------     ------    --------
                           $946.0     $931.9     $2,383.4     $969.0     5,230.3
                           ======     ======     ========     ======

   Less valuation allowances and unamortized discount                       48.7
                                                                        --------
      Total mortgage loans on real estate, net                          $5,181.6
                                                                        ========

As of December 31, 1997, the Company's largest exposure to any single borrowing group was $98.5 million, or 2% of the Company's general account mortgage portfolio.

The following table sets forth the maturity and principal repayment schedule for the Company's general account mortgage loan portfolio.

                     December 31, 1997                 December 31, 1996
               ------------------------------   -------------------------------
                   Aggregate                        Aggregate
               Principal Balance   % of Total   Principal Balance    % of Total
                  of Mortgage       Principal      of Mortgage       Principal
                 Loans Maturing      Balance      Loans Maturing      Balance
               -----------------   ----------   -----------------    ----------

1997                $   --             0.0%         $  162.0            3.0%
1998                   197.8           3.8             210.2            3.9
1999                   294.8           5.6             349.3            6.6
2000                   451.5           8.6             519.5            9.7
2001                   267.2           5.1             357.1            6.7
2002                   362.4           6.9             429.8            8.1
Thereafter           3,656.6          70.0           3,302.6           62.0
                    --------         -----          --------          -----
                    $5,230.3         100.0%         $5,330.5          100.0%
                    ========         =====          ========          =====

The following table sets forth the delinquency, foreclosure and restructured commercial mortgage loan experience for the Company and for the life insurers reporting to the American Council of Life Insurance (ACLI) for the periods indicated.

                                 1997              1996              1995
                           ----------------  ----------------  ----------------
                           Company  ACLI(1)  Company  ACLI(1)  Company  ACLI(1)
                           -------  -------  -------  -------  -------  -------

Delinquent (2)              0.19%    0.90%    0.79%    1.79%    0.63%    2.35%
In foreclosure (3)          0.19     0.58     0.79     1.10     0.63     1.45
Restructured (4)            0.77     4.61     1.11     6.81     1.48     8.27
                            ----     ----     ----     ----     ----    -----
     Subtotal               0.96     5.51     1.90     8.60     2.11    10.62
Foreclosed - year to date   1.07     0.84     0.35     1.01     0.74     1.75
                            ====     ====     ====     ====     ====    =====
     Total                  2.03%    6.35%    2.25%    9.61%    2.85%   12.37%
                            ====     ====     ====     ====     ====    =====

----------
(1) Source: ACLI Investment Bulletins entitled "Quarterly Survey of Mortgage Loan Delinquencies and Foreclosures," numbers 1399, 1367 and 1289, dated March 9, 1998, March 6, 1997 and February 28, 1996, respectively.
(2) Commercial mortgage loans are classified by the Company and the ACLI as delinquent when they are 60 days or more past due.
(3) Delinquent includes loans in foreclosure; therefore, subtotal and total lines exclude "In foreclosure" amounts.
(4) Commercial mortgage loans are classified by the Company and the ACLI as restructured when they are in good standing, but the basic terms have been modified as a result of an actual or anticipated delinquency.

INFLATION

Many of the Company's assets and liabilities are monetary in nature and sensitive to the interest rate environment which can be affected by inflation. The Company is exposed to the risk of a reduction in interest spread or profit margins when interest rates fluctuate. Bond calls, mortgage prepayments, contract surrenders and withdrawals of annuity contracts and life insurance policies, and sales of contracts are influenced by the interest rate environment. In general, the fair value of the Company's fixed maturity securities portfolio increases or decreases inversely with fluctuations in interest rates. For example, if interest rates rise, the Company's fixed maturity investments will generally decrease in value. Additionally, the Company's net investment income may be affected by the interest rate changes. If interest rates decline, net investment income will decrease if high-yielding fixed maturity investments mature or are sold and the proceeds therefrom are reinvested in securities yielding a lower rate. Management attempts to mitigate the negative impact of interest rate changes through asset/liability management, product design, management of crediting rates, surrender charges and market value adjustments at withdrawal for certain products and management of mortality charges and dividend scales with respect to its in-force life insurance policies.

 PROPOSED LEGISLATION

 The Clinton Administration's 1999 budget proposal contains provisions which, if enacted, would eliminate many tax benefits currently afforded to annuity products and certain life insurance products. These provisions appear to be inconsistent with what the Company believes to be the Administration's desire to encourage private sector long-term savings.

 Currently, policyholders are permitted to exchange life insurance, endowment or annuity contracts for similar contracts without being required to pay tax on the accretion of value within the contracts being transferred in the exchange. In addition, policyholders who hold variable annuity or life insurance contracts are currently permitted to transfer funds between various investment options offered under such contracts on a tax-free basis. The 1999 budget proposal, if enacted in its current form, Would make all exchanges involving insurance contracts immediately taxable. In addition, under the budget proposal each investment option offered under a single variable contract would be treated as a separate variable contract, and thus transfers of funds between different investment options would cause the amounts transferred to be subject to tax, to the extent there has been accretion in value. The budget proposal would also reduce policyholders' tax basis in annuity and life insurance contracts by the mortality and expense charges paid, increasing future taxable gains. Most of the tax benefits of corporate-owned life insurance products would also be eliminated by the budget proposal.


 The Company supports social policy that encourages private sector savings, and believes that the provisions contained in the budget proposal clearly run counter to that goal. Annuity products are specifically designed for long-term and retirement savings and play an important role in millions of individuals' financial protection plans. However, there can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's ability to sell its annuity and life insurance products.

8.  DIRECTORS AND EXECUTIVE OFFICERS

The Company's Board of Directors currently consists of the following sixteen
Directors:
                        NAME                                  AGE              DIRECTOR SINCE        YEAR TERM WILL EXPIRE
                        ----                                  ---              --------------        ---------------------
Charles L. Fuellgraf, Jr.                                      66                  1969                      1999

Harold W. Weihl                                                65                  1990                      1999

Nancy C. Thomas                                                63                  1986                      2001

Dimon R. McFerson                                              61                  1981                      2002

Robert L. Stewart                                              61                  1992                      2004

David O. Miller                                                59                  1996                      2006

Willard J. Engel                                               58                  1994                      2006

James F. Patterson                                             56                  1989                      2007

Arden L. Shisler                                               56                  1984                      2008

Joseph J. Gasper                                               54                  1996                      2008

C. Ray Noecker                                                 51                  1994                      2012

A. Irv Bell                                                    52                  1998                      2013

Frederick C. Finney                                            51                  1992                      2013

Keith W. Eckel                                                 51                  1996                      2014

Lewis J. Alphin                                                49                  1993                      2015

Yvonne L. Montgomery                                           43                  1998                      2022

                               EXECUTIVE OFFICERS

            NAME                                AGE                             POSITION WITH THE COMPANY
            ----                                ---                             -------------------------
Dimon R. McFerson                               61           Chairman and Chief Executive Officer-Nationwide
                                                             Insurance Enterprise

Joseph J. Gasper                                54           President and Chief Operating Officer

Robert A. Oakley                                51           Executive Vice President - Chief Financial Officer

Robert J. Woodward, Jr.                         56           Executive Vice President - Chief Investment Officer

W. Sidney Druen                                 55           Senior Vice President and General Counsel

Harvey S. Galloway, Jr.                         64           Senior Vice President - Chief Actuary

Richard A. Karas                                55           Senior Vice President - Sales - Financial Services

Susan A. Wolken                                 47           Senior Vice President - Operations

Matthew S. Easley                               41           Vice President - Marketing and Administrative Services

Joseph P. Rath                                  48           Vice President - Chief Compliance Officer

Biographical information for each of the individuals listed in the above table is set forth below.

DIMON RICHARD MCFERSON has been Chief Executive Officer of the Nationwide Insurance Enterprise since December 1992. He has been Chairman and Chief Executive Officer-Nationwide Insurance Enterprise of Nationwide Financial Services, Inc. ("NFS") since December 1996 and a director of NFS since November 1996. Mr. McFerson has been a director of the Company and Nationwide Mutual Insurance Company since April 1988 and Chairman and Chief Executive Officer-Nationwide Insurance Enterprise of the Company and Nationwide Mutual Insurance Company since April 1996. Previously he was elected Chief Executive Officer of Nationwide Life Insurance Company in December 1992, and President and Chief Executive Officer-Nationwide Insurance Enterprise of the Company in December 1993. He was President and general Manager of Nationwide Mutual Insurance Company from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual Insurance from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual Insurance from December 1992 to April 1996. Mr. McFerson has been with the Nationwide Insurance Enterprise for 18 years.

JOSEPH J. GASPER has been President and Chief Operating Officer of NFS since December 1996 and a director of NFS since November 1996. Mr. Gasper has been President and Chief Operating Officer of the Company and director since April 1996. Previously, he was Executive Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from April 1995 to April 1996. He was Senior Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within the Nationwide Insurance Enterprise. Mr. Gasper has been with the Nationwide Insurance Enterprise for 31 years.

C. RAY NOECKER has been a director of the Company since 1994. Mr. Noecker owns and manages the 1,100-acre Noecker Farms in Fairfield and Pickaway counties in Central Ohio. He is a member and past president of the Ohio Farm Bureau Federation.

CHARLES L. FUELLGRAF, JR. has been a director of the Company since November 1969. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania and Nashville, Tennessee since 1986. He serves on the board of directors of several companies of the Nationwide Insurance Enterprise.

ROBERT L. STEWART has been a director of the Company since 1989. Mr. Stewart owns Sunnydale Mining and a grain farm, both located in Jewett, Ohio. Mr. Stewart has served on the board of the Ohio Farm Bureau Federation (1978-1989) and as president of the Ohio Holstein Association board. Mr. Stewart was a director of Landmark, Inc., a farm supply cooperative, which is now part of Indianapolis-based Countrymark, and the Ohio Agricultural Stabilization and Conservation Service board.

NANCY C. THOMAS has been a director of the Company since 1986. She is chairman (since 1989) of Nationwide Property and Casualty Insurance Company and a trustee of Nationwide Investing Foundation, a trust that issues shares in four mutual funds. She also serves on the boards of several Nationwide subsidiaries and affiliates. Ms. Thomas is a past president and former director of the Ohio Agricultural Marketing Association and served on the boards of the Ohio Farm Bureau Federation and Landmark, Inc., a former Ohio farm supply cooperative, and as the Midwest regional representative on the American Farm Bureau women's committee. She's also a former director of the Louisville YMCA.

HAROLD W. WEIHL has been a director of the Company since April 1990, and serves on the boards of several Nationwide affiliates and subsidiaries, including Nationwide Investing Foundation, a trust that issues shares in four mutual funds. He was elected chairman of Nationwide General in 1996. Mr. Weihl is an owner and operator of the 550-acre Weihl Farms in northwest Ohio since 1955, is a member of the Ohio Vegetable and Potato Growers Association, the American Shorthorn and the Ohio Soybeans associations, and Mid-Wood, Inc., a Wood County cooperative, of which he's a former director. He's former president of the Findlay Sugar Beet Growers Association, former chairman of the Wood County Soil and Water District board, and chairman of the Middletown Township zoning appeals board.

LEWIS J. ALPHIN has been a director of the Company since 1993. He is also a director of several Nationwide subsidiaries and affiliates. Mr. Alphin owns and operates an 800-acre farm in Mt. Olive. He taught agriculture business at James Sprunt Community College in Kenansville, N.C., for more than 22 years before retiring in 1994. He is the former board chairman of the Cape Fear Farm Credit Association, a member and former vice president, secretary/treasurer, and director of the Duplin County Agribusiness Council, and a former board member of the Duplin County Farm Bureau, the North Carolina Farm Bureau, and the Farm Credit Council.

KEITH W. ECKEL has been a director of the Company since April 1996. Mr. Eckel is a partner of Fred W. Eckel Sons and president of Eckel Farms, Inc., in northeast Pennsylvania. He received the Master Farmer award from Penn State University in 1982. He is a former president of the Pennsylvania Farm Bureau, a position he held for 15 years, and the Lackawanna County Cooperative Extension Association. Mr. Eckel has served as a board member and executive committee member of the American Farm Bureau. He is a former vice president of the Pennsylvania Council of Cooperative Extension Associations, and former board member of the Pennsylvania Vegetable Grower's Association.

WILLARD J. ENGEL has been a director of the Company since 1994. He is also a director of several Nationwide subsidiaries and affiliates. Mr. Engel has been general manager of the Lyon County Cooperative Oil Company in Marshall, Minnesota, since 1975. He previously was a division manager of the Truman Farmers Elevator. He's a former director of the Western Co-op Transport in Montevideo, Minnesota, a member and former director and legislative committee chairman of the Northwest Petroleum Association in St. Paul, and a former director of Farmland Industries in Kansas City.

FRED C. FINNEY has been a director of the Company since 1992. He is also a director of several Nationwide subsidiaries and affiliates. Mr. Finney is the owner and operator of the Moreland Fruit Farm and operator of the Melrose Orchard in Wooster, Ohio. He's past president of the Ohio Farm Bureau Federation, the Ohio Fruit Growers Society, Wayne County Farm Bureau, and the Westwood Ruritan Club.

A. I. BELL has been a director of the Company since April, 1998. Mr. Bell has served as a state trustee of the Ohio Farm Bureau Federation from 1991 to 1998 and as president that last four years. He oversees the Bell family farm in Zanesville, Ohio. The farm is the hub of a multi-family swine network, in addition to grain and beef operations. Mr. Bell has represented the Ohio Farm Bureau at state and national level activities, and has traveled internationally representing Ohio agriculture. In 1995, he was introduced into The Ohio State University Department of Animal Sciences Hall of Fame.

YVONNE L. MONTGOMERY has been a director since April, 1989. Ms. Montgomery is senior vice president/general manager of southern customer operations for United States Customer Operations for Xerox Corporation. A resident of Atlanta, Georgia, Ms. Montgomery oversees eight customer business units across the southern United States as well as all business and marketing functions in the regions. Ms. Montgomery joined Xerox in 1976 as a sales representative and progressed through management positions, including vice president - field operations, and executive assistant to the chairman and CEO.

DAVID O. MILLER has been a director of the Company since November 1996. Mr. Miller has been a farm owner and land developer since 1962. He is the President of the Owen Potato Farm Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of the Wausau Insurance Companies and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

JAMES F. PATTERSON has been a director of the Company since April 1989. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company. He serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a trustee of The Ohio State University and serves on the board of directors of the University Hospitals Health System in Cleveland, Ohio and Geauga Hospital, Inc. in Chardon, Ohio.

ARDEN L. SHISLER has been director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. Prior to that time, Mr. Shisler held several positions with K & B Transport, Inc. He is Chairman of the Board of Nationwide Mutual Insurance Company and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

ROBERT A. OAKLEY has been Executive Vice President - Chief Financial Officer of the Company since December 1996. Mr. Oakley has been Executive Vice President - Chief Financial Officer of the Nationwide Insurance Enterprise since April 1995. Previously, he was Senior Vice President - Chief Financial Officer of the Nationwide Insurance Enterprise from October 1993 to April 1995. Prior to that time, Mr. Oakley held several positions within the Nationwide Insurance Enterprise. Mr. Oakley has been with the Nationwide Insurance Enterprise for 22 years.

ROBERT J. WOODWARD, JR. has been Executive Vice President - Chief Investment Officer of the Company since December 1996. Mr. Woodward has been Executive Vice President - Chief Investment Officer of the Nationwide Insurance Enterprise since August 1995. Previously, he was Senior Vice President - Fixed Income Investments of the Nationwide Insurance Enterprise from March 1991 to August 1995. Prior to that time, Mr. Woodward held several positions within the Nationwide Insurance Enterprise. Mr. Woodward has been with the Nationwide Insurance Enterprise for 33 years.

W. SIDNEY DRUEN has been Senior Vice President and General Counsel of the Company since December 1996. Mr. Druen has been Senior Vice President and General Counsel and Assistant Secretary of the Nationwide Insurance Enterprise since September 1994. Previously, he was Vice President, Deputy General Counsel and Assistant Secretary of the Nationwide Insurance Enterprise from October 1989 to September 1994. Prior to that time, Mr. Druen held several positions within the Nationwide Insurance Enterprise. Mr. Druen has been with the Nationwide Insurance Enterprise for 28 years.

HARVEY S. GALLOWAY, JR. has been Senior Vice President - Chief Actuary of the Company since December 1996. Mr. Galloway has been Senior Vice President - Chief Actuary - Life, Health and Annuities of the Nationwide Insurance Enterprise from January 1993 to April 1993. Previously, he was Senior Vice President and Chief Actuary of the Nationwide Insurance Enterprise from January 1993 to April 1993. Prior to that time, Mr. Galloway held several positions within the Nationwide Insurance Enterprise. Mr. Galloway has been with the Nationwide Insurance Enterprise for 28 years.

RICHARD A. KARAS has been Senior Vice President-Sales-Financial Services of the Company since December 1996. Mr. Karas has been Senior Vice President - Sales - Financial Services of the Nationwide Insurance Enterprise since March 1993. Previously, he was Vice President - Sales - Financial Services of the Nationwide Insurance Enterprise from February 1989 to March 1993. Prior to that time, Mr. Karas held several positions within the Nationwide Insurance Enterprise. Mr. Karas has been with the Nationwide Insurance Enterprise for 33 years.

SUSAN A. WOLKEN has been Senior Vice President - Life Company Operations of the Company since July 1997. Ms. Wolken has been Senior Vice President - Life Company Operations of the Nationwide Insurance Enterprise since June 1997. Previously, she was Senior Vice President - Enterprise Administration of the Nationwide Insurance Enterprise from July 1996 to June 1997. Prior to that time, she was Senior Vice President - Human Resources of the Nationwide Insurance Enterprise from April 1995 to July 1996. From September 1993 to April 1995 Ms. Wolken was Vice President - Human Resources of the Nationwide Insurance Enterprise. From October 1989 to September 1993 she was Vice President Individual Life and Health Operations of the Nationwide Insurance Enterprise. Ms. Wolken has been with the Nationwide Insurance Enterprise for 23 years.

MATTHEW S. EASLEY has been Vice President - Marketing and Administrative Services of the Company since December 1996. Mr. Easley has been Vice President
- Life Marketing and Administrative Services of the Nationwide Insurance Enterprise since May 1996. Mr. Easley was Vice President - Annuity and Pension Actuarial of the Nationwide Insurance Enterprise from August 1989 to May 1996. Prior to that time, Mr. Easley held several positions within the Nationwide Insurance Enterprise. Mr. Easley has been with the Nationwide Insurance Enterprise for 15 years.

JOSEPH P. RATH has been Vice President - Chief Compliance Officer of the Company since April 1997. Mr. Rath has been Vice President - Compliance for Nationwide Advisory Services, Inc. and Nationwide Investment Services Corp. since April 1997. He has also been Vice President - Product and Market Compliance for the Nationwide Insurance Enterprise since April 1997. Previously, he was Vice President - Associate General Counsel of the Nationwide Insurance Enterprise from October 1988 to April 1997. Prior to that time, Mr. Rath held several positions within the Nationwide Insurance Enterprise. Mr. Rath has been with the Nationwide Insurance Enterprise for 21 years.


9.   EXECUTIVE COMPENSATION

A.  COMPENSATION


Pursuant to the Cost Sharing Agreement (hereinafter defined), the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including the Named Executive Officers (hereinafter defined), will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement.

The following table provides certain information concerning compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers (the "Named Executive Officers") as of the last fiscal year, for the last two fiscal years ended December 31, 1997 and 1996 solely for services rendered to the Company and its subsidiaries.

                                          SUMMARY COMPENSATION TABLE
                                          --------------------------
                                                                             Long Term Compensation
                                                                             ----------------------
                                             Annual Compensation                     Awards
                                 -------------------------------------------------------------------
                                                                             Restricted    Underlying
                                                              Other Annual     Stock       Securities
        Name and                    Salary        Bonus      Compensation    Award(s)     Options/SARs   All Other
   Principal Position      Year        $            $             $             $               #       Compensation
--------------------------------------------------------------------------------------------------------------------
Dimon R. McFerson: ....... 1997     336,654    111,780(2)           (4)      907,147(8)        40,000       19,860(7)
   Chairman And Chief      1996     324,790     71,820(3)           (4)                                     14,482(5)
   Executive Officer -
   Nationwide Insurance
   Enterprise(1)
Joseph J.  Gasper: ....... 1997     358,066     97,250(2)           (4)      396,563(8)        30,000       18,155(7)
   President and Chief     1996     232,959     48,425(3)           (4)                                     10,684(5)
   Operating Officer(6)
Harvey S. Galloway, Jr. .. 1997     258,520     70,200(2)           (4)      150,494(8)         7,500       14,243(7)
   Senior Vice President-  1996     247,520     57,057(3)           (4)                                     11,769(5)
   Chief Actuary - Life
   Annuities
Richard A. Karas:          1997     246,058     72,900(2)           (4)      167,508(8)        10,000       13,020(7)
   Senior - Vice President 1996     216,905     52,437(3)           (4)                                      9,855(5)
   Sales-Financial
   Services
James E. Brock: .......... 1997     226,751     61,190(2)           (4)      140,859(8)         7,500       12,292(7)
   Senior Vice President - 1996     217,520     50,127(3)           (4)                                     10,259(5)
   Corporate Development

(1) Figures in the table, other than Long Term Compensation Awards, represent compensation received by Mr. McFerson solely for his services rendered to the Company and its subsidiaries as allocated pursuant to a Cost Sharing Agreement.

(2) Represents the amount received by the Named Executive Officers under the MIP (hereinafter defined) in 1998 for the 1997 award year.

(3) Represents the amount received by the Named Executive Officers under the MIP in 1997 for the 1996 award year.

(4) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

(5) Represents contributions made or credited by the Company in 1996 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental

     Plan: McFerson $1,575 for the Savings Plan and $12,907 for the DC Supplemental Plan; Gasper $3,465 for the Savings Plan and $7,219 for the DC Supplemental Plan; Galloway $4,500 for the Savings Plan and $7,269 for the DC Supplemental Plan; Karas $4,500 for the Savings Plan and $5,355 for the DC Supplemental Plan; and Brock $4,500 for the Savings Plan and $5,795 for the DC Supplemental Plan.

(6) Represents compensation received by Mr. Gasper solely for his services rendered to the Company in 1996 as allocated pursuant to a Cost Sharing Agreement. Prior to April 1996, Mr. Gasper was the Executive Vice President Property/Casualty Operations of Nationwide Mutual Insurance Company and received compensation from Nationwide Mutual Insurance Company and its property/casualty insurance subsidiaries for services rendered to such companies. Such compensation is not reflected in the table.

(7) Represents contributions made or credited by the Company in 1997 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $2,142 for the Savings Plan and $19,609 for the DC Supplemental Plan; Gasper $4,760 for the Savings Plan and $13,395 for the DC Supplemental Plan; Galloway $4,760 for the Savings Plan and $9,483 for the DC Supplemental Plan, Karas $4,760 for the Savings Plan and $8,260 for the DC Supplemental Plan; Brock $4,760 for the Savings Plan and $7, 532 for the DC Supplemental Plan.

(8) The following are the number of shares and value of the restricted stock at the end of the last fiscal year for: McFerson - 38,602 shares, at a value of $1,394,497; Gasper - 16,875 shares, at a value of $609,609; Galloway - 6,404 shares, at a value of $231,345; Karas - 7,128 shares, at a value of $257,499 and Brock - 5,994 shares, at a value of $216,533.

B. EXECUTIVE INCENTIVE PLAN

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments are made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of the Nationwide Mutual Insurance Company and its subsidiaries and affiliates (the "Nationwide Insurance Enterprise") and the relevant operating company over the preceding three years. Performance measures are based on profitability and growth objectives which are established in advance by the Board of Directors of the participating company. Under the EIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 25% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

C. MANAGEMENT INCENTIVE PLAN

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Management Incentive Plan (the "MIP"). Under the MIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on profitability, growth, expense management and keep strategic objectives which are established in advance. Under the MIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the MIP will range from zero to twice the base incentive amount, depending solely on the achievement of the performance measures.

D. SUSTAINED PERFORMANCE INCENTIVE PLAN

Prior to 1997, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintained the Sustained Performance Incentive Plan (the "SPIP"). Under the SPIP, payments were made to the Named Executive Officers and other senior officers of the participating companies in each odd-numbered calendar year based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise over the preceding four years. Performance measures were based on profitability, growth and strategic objectives for the Nationwide Insurance Enterprise which were established in advance by the Boards of Directors of the participating companies. Under the SPIP, participants were granted target incentive amounts that represented a percentage (10% to 20% depending on the participant's position within the participating company) of the sum of the participant's base salary for the last two years of the performance cycle. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

Nationwide Mutual Insurance Company and the participating subsidiaries and affiliates terminated the SPIP at the close of calendar year 1996. A payment under the SPIP was made in 1997, covering performance measured for the period from 1993 to 1996. Such payment was made in cash as provided in the SPIP. To facilitate the termination of the SPIP, the performance measurement period for 1995 to 1998 was closed at the end of calendar year 1996. Payments made in 1997 for such performance measurement period were made in shares of restricted stock of the

Company under the Company's 1996 Long-Term Equity Compensation Plan. Messrs. McFerson, Gasper, Galloway, Karas and Brock received 23,602, 6,875, 3,404, 3,128 and 2,994 shares of restricted stock, respectively.

E. DEFERRED COMPENSATION PROGRAM

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program (the "Officers' Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned under the MIP or EIP during the following year. Any such election is effective prospectively. Amounts deferred under the Officer's Deferred Compensation Program will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment. Amounts deferred under the Officer's Deferred Compensation Program are credited with interest. The interest rate is based on the fixed rate option in the Savings Plan.

F. SAVINGS PLAN

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Insurance Enterprise Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies within the Nationwide Insurance Enterprise. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% and 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis and participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her accounts during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

G. SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Insurance Enterprise Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC Section 401(a)(17) limitation on compensation that can be considered and the IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those officers earning in excess of $160,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.

H. LONG-TERM EQUITY COMPENSATION PLAN

The Board of Directors of the Company has adopted the Nationwide Financial Services, Inc. 1996

Long-Term Equity Compensation Plan (the "LTEP"). The purpose of the LTEP is to benefit the stockholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.

The LTEP grants the Company Compensation Committee, which will administer the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a non-qualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The LTEP is intended to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of
Section 162(m) of the Internal Revenue Code ("IRC").

The LTEP provides for the grant of any or all of the following, types of awards:
(i) stock options, including incentive stock options and non-qualified stock options, for shares of Class A Common Stock; (ii) stock appreciation fights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Company Compensation Committee.

The LTEP was effective as of December 11, 1996. No awards may be granted under the LTEP after December 11, 2006, and the LTEP may be terminated by the Board of Directors of NFS prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards granted thereunder have been satisfied or have expired. No new awards may be made under the LTEP after its expiration or termination.

I. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table shows, as to the Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1997 fiscal year under the LTEP.

                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF       % OF TOTAL OPTIONS
                                  SECURITIES           GRANTED TO         EXERCISE
                                  UNDERLYING          EMPLOYEES IN      PRICE OR BASE                       GRANT DATE
                                OPTIONS GRANTED        FISCAL YEAR        PRICE $/SH                       PRESENT VALUE
            NAME                     (#)(1)                                              EXPIRATION DATE       ($)(2)
            ----                     ------                                              ---------------       ------
Dimon R. McFerson                    40,000               16.5%             23.50%        March 6, 2007       369,200
Joseph J. Gasper                     30,000               12.4%             23.50%        March 6, 2007       276,900
Harvey S. Galloway, Jr.               7,500                3.1%             23.50%        March 6, 2007        69,225
Richard A. Karas                     10,000                4.1%             23.50%        March 6, 2007        92,300
James E. Brock                        7,500                3.1%             23.50%        March 6, 2007        69,225

(1) One-third of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following

      - An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

      - The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate was 6.54%.

      - Dividend yield was 1.02% representing the estimated annualized dividend paid on shares of Common Stock at the date of the grant.

      - An option term before exercise of 5 years, which represents the typical period that options are held prior to exercise.

      - Volatility of the stock price of 36.4 percent, reflecting the daily stock price volatility for the one-year period following the grant date.

      - No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture.

J. OPTIONS/SARS EXERCISES AND HOLDINGS

The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during 1997 and unexercised options and SARs held as of fiscal year-end December 31, 1997, under the LTEP.

                                                  AGGREGATED OPTION/SAR

                                                      NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE MONEY
                                                       UNEXERCISED OPTIONS AT FY-END           OPTIONS AT FY-END ($)
NAME                                                      EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
----                                                      -------------------------          -------------------------
Dimon R. McFerson                                                 0/40,000                           0/505,000
Joseph J. Gasper                                                  0/30,000                           0/378,750
Harvey S. Galloway, Jr.                                            0/7,500                            0/94,688
Richard A. Karas                                                  0/10,000                           0/126,250
James E. Brock                                                     0/7,500                            0/94,688

K. PENSION PLANS

(i) RETIREMENT PLAN

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including the Company, maintain a qualified defined-benefit plan, the Nationwide Insurance Enterprise Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and (ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service, For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any member of the Nationwide Insurance Enterprise. With respect to Messrs. Gasper, Galloway, Karas and Brock, because each such officer's compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table. Covered compensation for Mr. McFerson includes the amount set forth under the headings Salary, Bonus and LTIP shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other companies of the Nationwide Insurance Enterprise. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with 5 or more years of vesting service. The normal retirement date tinder the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary, of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

(ii) EXCESS AND SUPPLEMENTAL PLANS

Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined-benefit excess benefit plan, the Nationwide Insurance Enterprise Excess Benefit Plan (the "Excess Plan") and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, the Nationwide Insurance Enterprise Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under Section 415 of the IRC on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $160,000 annually, have at least 5 years of vesting service and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Excess and Supplemental Plans vest at the same time as benefits vest under the Retirement Plan.

The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the IRC, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                                YEARS OF SERVICE

   FINAL AVERAGE
    COMPENSATION              15                  20                   25                   30                   35

      $125,000              $30,615             $40,820              $51,025             $61,229              $71,434
       150,000               41,703              55,604               69,506              83,407               97,308
       175,000               49,203              65,604               82,006              98,407              114,808
       200,000               56,703              75,604               94,506             113,407              132,308
       225,000               64,203              85,604              107,006             128,407              149,808
       250,000               71,703              95,604              119,506             143,407              167,308
       300,000               86,703             115,604              144,506             173,407              202,308
       400,000              116,703             155,604              194,506             233,407              272,308
       450,000              131,703             175,604              219,506             263,407              307,308
       500,000              146,703             195,604              244,506             293,407              342,308
       600,000              176,703             235,604              294,506             353,407              412,308
       700,000              206,703             275,604              344,506             413,407              482,308
       750,000              221,703             295,604              369,506             443,407              517,308

All Named Executive Officers have a portion of their benefit calculated based on the post 1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Galloway, Karas and Brock was 23 years, 29.5 years, 31.5 years and 26.5 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual Insurance Company, 8.17 years in excess of those actually earned through employment by the Nationwide Insurance Enterprise. The benefit attributable to those additional years will be paid by Nationwide Mutual Insurance Company (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Each of the Named Executive Officers earned additional years of service in 1996 and 1997, and their benefit for such years and all future years will be calculated under the new definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 1997, for Messrs. McFerson, Gasper, Galloway, Karas and Brock was $563,927, $601,448, $466,778, $430,680 and $407,766, respectively.

10. COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

A. INTRODUCTION

On March 6, 1997, NFS began an initial public offering of shares of Class A Common Stock, in which approximately twenty percent of NFS became publicly traded. Nationwide Mutual Insurance Company through a wholly-owned subsidiary, owns approximately twenty percent of the outstanding shares of NFS. Because the Company is the principal operating Subsidiary of the Company, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 1997 compensation for the Company's executive officers, with the exception of incentive grants made by the NFS Compensation Committee under the LTEP.

Mr. Dimon R. McFerson, the Company's Chairman and Chief Executive Officer-Nationwide Insurance Enterprise, serves also in the same capacity for NFS. Pursuant to a Cost Sharing Agreement, compensation for Mr. McFerson is allocated among the companies in the Nationwide Insurance Enterprise for whom services are performed. The amounts are paid by Nationwide Mutual Insurance Company and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 1997 compensation for Mr. McFerson reported in the compensation tables and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to the Company and its subsidiaries. Compensation for the other executives named in the compensation tables was not allocated and is their aggregate 1997 compensation for services rendered to the Company and its subsidiaries.

The Nationwide Life Compensation Committee and the NFS Compensation Committee are both comprised solely of non-employee directors.

B. COMPENSATION PHILOSOPHY AND OBJECTIVES

The Nationwide Life Compensation Committee and the NFS Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for the Company's executive officers should support the Company and the Nationwide Insurance Enterprise vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for the Company's stockholders. The primary objectives of the compensation program are to:

      -     Provide a direct link between pay and performance;

      - Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

      - Attract, retain and motivate top-caliber employees required for new business directions;

      - Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

      - Emphasize the need to focus on stockholder value, in addition to providing- competitive value to customers.

As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.

Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares the Company's and the Nationwide Insurance Enterprise's compensation practices to various groups of comparator companies. These comparator companies compete with the Company and with the Nationwide Insurance Enterprise for customers, capital, and employees, and are comparable to the Company or Nationwide Insurance Enterprise in size, scope, and business focus. This group includes both multi-line insurers and diversified financial organizations.

The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph below included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it gives the Compensation Committees a broader data base for comparison purposes.

C. ELEMENTS OF 1997 EXECUTIVE COMPENSATION

The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. The following discussion relates to the Company's executive officers other than Mr. McFerson whose compensation is discussed separately in the Compensation of the Chief Executive Officer.

D. BASE SALARIES

Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance, and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity, and external pay practices.

In determining increases to base salaries for 1997, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to NFS and the Nationwide Insurance Enterprise. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's efforts in promoting Company and Nationwide Insurance Enterprise values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers, and employees; and demonstrating leadership abilities among coworkers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers were increased in 1997 by an average of 8,9%, a rate comparable to the median base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.

E. ANNUAL INCENTIVE COMPENSATION

The MIP promotes the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 1997 were based on the performance of Return on Equity and Premium Growth of the Company, and Return on Equity, Revenue Growth and Expense Management of the Nationwide Insurance Enterprise.

Each year, the Nationwide Life Compensation Committee establishes specific performance measures for the MIP. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 1997, individual targets ranged from six to fifteen percent of base salary. Individual payouts under the MIP may range from zero to 200 percent of the individual's target incentive amount, depending on the achievement of the performance measures. For 1997, the excellent results achieved for the Return on Equity and the Premium Growth of the Company; and the Return on Equity, the Revenue Growth and the Expense Management of the Nationwide Insurance Enterprise resulted in a payout of 167 percent of target for Mr. Gasper. For 1997, the excellent results achieved for the Return on Equity and the Premium Growth of the Company resulted in payouts of 180 percent of target for Mr. Galloway, Mr. Karas and Mr. Brock. These amounts are reflected in the Bonus column in the Summary Compensation Table.

F. LONG-TERM INCENTIVE COMPENSATION

In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within the Company or Nationwide Insurance Enterprise, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

The Compensation Committees utilize the two long-term incentive plans described below. While each plan has a different objective, the plans work together in order to achieve a balance among operational and strategic goals, market pay orientation, and alignment of executive interests with that of stockholders.

(i) EXECUTIVE INCENTIVE PLAN

Under the EIP, participants receive cash awards based on the achievement of measures tied to the performance of the Company and the Nationwide Insurance Enterprise over a three-year period. New performance cycles start annually. The EIP participants are granted a target incentive amount that represents a percentage (from 5% to 25%) of their base salary. Individual payouts may range from zero to 200 percent of the individual's target incentive amount, depending solely on the achievement of the performance measures.

The EIP award paid for 1997 was based on the three-year period from 1995 to 1997. Performance was measured by the Return on Equity of NFS, and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise. For 1995-1997, the outstanding results achieved for the Return on Equity of the Company and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise resulted in a payout of 200 percent of target for Mr. Gasper, and 200 percent of target for Mr. Galloway, Mr. Karas and Mr. Brock. The amounts are reflected in the LTIP payout column in the Summary Compensation Table.

Award opportunities under the EIP, which were approved by the Nationwide Life Compensation Committee for the 1997-1999 period, are reflected in the LTIP Award Table. The executive officers received target incentive amounts representing 15% to 25% of base salary. The performance measures are the same as those measured for the 1995-1997 period. These opportunities were determined consistent with the plan design described above, and the goals stated in Compensation Philosophy and Objectives.

(ii) LONG-TERM EQUITY COMPENSATION PLAN

The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, and performance awards. The objectives of the LTEP are to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

During March 1997, the NFS Compensation Committee made grants to executive officers and others under the LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on NFS's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. One-half of the grant was awarded in restricted stock with vesting contingent upon continued service with NFS or the Nationwide Insurance Enterprise over a three-year period. The other half was awarded in non-qualified stock options that have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Such options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant. The LTEP awards were split equally between restricted stock and options in order to enhance the stock ownership of the Company's top executives at the time of the initial public offering.

G. COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Mr. Dimon R. McFerson serves as the Company's Chairman and Chief Executive Officer-Nationwide Insurance Enterprise, as well as in the same capacity for NFS. Except for grants made under the LTEP in March 1997 by the Company Compensation Committee, all components of Mr. McFerson's compensation for 1997 were established by the Nationwide Life Compensation Committee.

As discussed above in the Introduction, a portion of Mr. McFerson's annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. McFerson devotes to his responsibilities with the Company. The compensation reported for Mr. McFerson in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer-Nationwide Insurance Enterprise of the Company and its subsidiaries.

Mr. McFerson's 1997 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of Mr. McFerson for 1997, the Nationwide Life Compensation Committee reviewed the strong Company and Nationwide Insurance Enterprise financial results for 1996, Mr. McFerson's superior leadership of the Nationwide Insurance Enterprise since 1992, his extensive experience in the industry, and his successful efforts in NFS's initial public offering. The portion of Mr. McFerson's base salary compensation allocated to the Company totaled $336,654 in 1997, an increase of 3.7 percent over 1996. This increase reflects both an adjustment in Mr. McFerson's annual base salary rate, and an increase in the cost allocation. In 1997, Mr. McFerson's annual base salary rate was increased by 5.3 percent. This increase positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies.

The portion of Mr. McFerson's annual incentive award allocated to NFS earned in 1997 under the MIP was $111,780. This award was 29.3 percent of his allocated base salary compensation, and reflected 180 percent of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Company's Board of Directors in their annual performance evaluation of Mr. McFerson.

Under the LTEP, the Company Compensation Committee granted Mr. McFerson 15,000 shares of restricted stock and 40,000 stock option shares. In making this grant, the NFS Compensation Committee took into account competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope, as well as Mr. McFerson's role in the initial public offering. In addition, the NFS Compensation Committee reflected NFS's desire to have top officers build a significant personal level of stock ownership in NFS, so as to better align their interests with those of other stockholders.

G. POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the IRC provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such award is consistent with their philosophy and in the best interests of the Company and its stockholders.

(i) NATIONWIDE LIFE INSURANCE COMPANY COMPENSATION COMMITTEE

David 0. Miller, Chairman

Willard J. Engel

Fred C. Finney

Charles L. Fuellgraf, Jr.

Henry S. Holloway

Nancy C. Thomas

11.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS


      (1)   Consolidated Financial Statements:

            Independent Auditors' Report

            Consolidated Balance Sheets, December 31, 1997 and 1996

            Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995

            Consolidated Statements of Shareholder's Equity for the years ended December 31, 1997, 1996 and 1995

            Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995

            Notes to Consolidated Financial Statements

      (2)   Financial Statement Schedules:

            Schedule I Consolidated Summary of Investments - Other Than Investments in Related Parties as of December 31, 1997

            Schedule III Supplementary Insurance Information as of December 31,
                         1997, 1996 and 1995 and for each of the years then ended

            Schedule IV Reinsurance as of December 31, 1997, 1996 and 1995 and for each of the years then ended

            Schedule V Valuation and Qualifying Accounts for the years ended December 31, 1997, 1996 and 1995

            All other schedules are omitted because they are not required or because the required information has been included in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Nationwide Life Insurance Company:


We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the Company), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                    KPMG Peat Marwick LLP


Columbus, Ohio
January 30, 1998

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                           Consolidated Balance Sheets

                            (in millions of dollars)


                                                                                                   December 31,
                                                                                        -----------------------------------
                                        ASSETS                                                1997               1996
                                        ------
                                                                                        -----------------   ---------------
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                                               $13,204.1           $12,304.6
    Equity securities                                                                            80.4                59.1
  Mortgage loans on real estate, net                                                          5,181.6             5,272.1
  Real estate, net                                                                              311.4               265.8
  Policy loans                                                                                  415.3               371.8
  Other long-term investments                                                                    25.2                28.7
  Short-term investments                                                                        358.4                 4.8
                                                                                           ----------           ---------
                                                                                             19,576.4            18,306.9
                                                                                           ----------           ---------

Cash                                                                                            175.6                43.8
Accrued investment income                                                                       210.5               210.2
Deferred policy acquisition costs                                                             1,665.4             1,366.5
Investment in subsidiaries classified as discontinued operations                                  -                 485.7
Other assets                                                                                    438.4               426.5
Assets held in Separate Accounts                                                             37,724.4            26,926.7
                                                                                           ----------           ---------
                                                                                            $59,790.7           $47,766.3
                                                                                           ==========           =========

                         LIABILITIES AND SHAREHOLDER'S EQUITY
                         ------------------------------------

Future policy benefits and claims                                                           $18,702.8           $17,600.6
Other liabilities                                                                               885.6             1,101.1
Liabilities related to Separate Accounts                                                     37,724.4            26,926.7
                                                                                           ----------           ---------
                                                                                             57,312.8            45,628.4
                                                                                           ----------           ---------

Commitments and contingencies (notes 7 and 13)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                                                     3.8                 3.8
  Additional paid-in capital                                                                    914.7               527.9
  Retained earnings                                                                           1,312.3             1,432.6
  Unrealized gains on securities available-for-sale, net                                        247.1               173.6
                                                                                           ----------           ---------
                                                                                              2,477.9             2,137.9
                                                                                           ----------           ---------
                                                                                            $59,790.7           $47,766.3
                                                                                           ==========           =========



See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                        Consolidated Statements of Income

                            (in millions of dollars)


                                                                                        Years ended December 31,
                                                                              ---------------------------------------------
                                                                                  1997            1996           1995
                                                                              -------------   -------------  --------------

Revenues:
  Investment product and universal life insurance product policy charges       $   545.2       $   400.9      $   286.6
  Traditional life insurance premiums                                              205.4           198.6          199.1
  Net investment income                                                          1,409.2         1,357.8        1,294.0
  Realized gains (losses) on investments                                            11.1            (0.3)          (1.7)
  Other                                                                             46.5            35.9           20.7
                                                                              ----------      ----------     ----------
                                                                                 2,217.4         1,992.9        1,798.7
                                                                              ----------      ----------     ----------
Benefits and expenses:
  Interest credited to policyholder account balances                             1,016.6           982.3          950.3
  Other benefits and claims                                                        178.2           178.3          165.2
  Policyholder dividends on participating policies                                  40.6            41.0           39.9
  Amortization of deferred policy acquisition costs                                167.2           133.4           82.7
  Other operating expenses                                                         384.9           342.4          273.0
                                                                              ----------      ----------     ----------
                                                                                 1,787.5         1,677.4        1,511.1
                                                                              ----------      ----------     ----------

    Income from continuing operations before federal income tax expense            429.9           315.5          287.6

Federal income tax expense                                                         150.2           110.9           99.8
                                                                              ----------      ----------     ----------

    Income from continuing operations                                              279.7           204.6          187.8

Income from discontinued operations (less federal income tax expense
  of $4.5 and $7.4 in 1996 and 1995, respectively)                                   -              11.3           24.7
                                                                              ----------      ----------     ----------

    Net income                                                                 $   279.7       $   215.9      $   212.5
                                                                              ==========      ==========     ==========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                 Consolidated Statements of Shareholder's Equity

                            (in millions of dollars)


                                                                                          Unrealized
                                                                                            gains
                                                                                           (losses)
                                                           Additional                   on securities       Total
                                                Common       paid-in       Retained       available-    shareholder's
                                                 stock       capital       earnings     for-sale, net       equity
                                              ----------- ------------- -------------- ---------------- -------------
December 31, 1994                                 $3.8       $ 606.2       $1,378.2         $(119.7)       $1,868.5

  Capital contribution                             -            51.0            -              (4.1)           46.9
  Net income                                       -             -            212.5             -             212.5
  Dividends to shareholder                         -             -             (7.5)            -              (7.5)
  Unrealized gains on securities available-
    for-sale, net                                  -             -              -             508.1           508.1
                                              --------      --------       --------        --------       ---------
December 31, 1995                                  3.8         657.2        1,583.2           384.3          2628.5

  Net income                                       -             -            215.9             -             215.9
  Dividends to shareholder                         -          (129.3)        (366.5)          (39.8)         (535.6)
  Unrealized losses on securities available-
    for-sale, net                                  -             -              -            (170.9)         (170.9)
                                              --------      --------       --------        --------       ---------
December 31, 1996                                  3.8         527.9        1,432.6           173.6         2,137.9

  Capital contribution                             -           836.8            -               -             836.8
  Net income                                       -             -            279.7             -             279.7
  Dividends to shareholder                         -          (450.0)        (400.0)            -            (850.0)
  Unrealized gains on securities available-
    for-sale, net                                  -             -              -              73.5            73.5
                                              --------      --------       --------        --------       ---------
December 31, 1997                                 $3.8       $ 914.7       $1,312.3         $ 247.1        $2,477.9
                                              ========      ========       ========        ========       =========




See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                      Consolidated Statements of Cash Flows

                            (in millions of dollars)


                                                                                           Years ended December 31,
                                                                                ----------------------------------------------
                                                                                     1997           1996            1995
                                                                                ------------------------------ ---------------

Cash flows from operating activities:
  Net income                                                                     $    279.7      $   215.9       $   212.5
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                            1,016.6          982.3           950.3
      Capitalization of deferred policy acquisition costs                            (487.9)        (422.6)         (321.3)
      Amortization of deferred policy acquisition costs                               167.2          133.4            82.7
      Amortization and depreciation                                                    (2.0)           7.0            10.2
      Realized (gains) losses on invested assets, net                                 (11.1)          (0.3)            3.3
      (Increase) decrease in accrued investment income                                 (0.3)           2.8           (16.9)
      (Increase) decrease in other assets                                             (12.7)         (38.9)           39.9
      (Decrease) increase in policy liabilities                                       (23.1)        (151.0)          123.9
      Increase in other liabilities                                                   230.6          191.4            27.0
      Other, net                                                                      (10.9)         (61.7)            1.8
                                                                                -----------      ---------        --------
        Net cash provided by operating activities                                   1,146.1          858.3         1,113.4
                                                                                -----------      ---------        --------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                             993.4        1,162.8           634.6
  Proceeds from sale of securities available-for-sale                                 574.5          299.6           107.3
  Proceeds from maturity of fixed maturity securities held-to-maturity                  -              -             564.4
  Proceeds from repayments of mortgage loans on real estate                           437.3          309.0           207.8
  Proceeds from sale of real estate                                                    34.8           18.5            48.3
  Proceeds from repayments of policy loans and sale of other invested assets           22.7           22.8            53.6
  Cost of securities available-for-sale acquired                                   (2,828.1)      (1,573.6)       (1,942.4)
  Cost of fixed maturity securities held-to-maturity acquired                           -              -            (593.6)
  Cost of mortgage loans on real estate acquired                                     (752.2)        (972.8)         (796.0)
  Cost of real estate acquired                                                        (24.9)          (7.9)          (10.9)
  Policy loans issued and other invested assets acquired                              (62.5)         (57.7)          (75.9)
  Short-term investments, net                                                        (354.8)          28.0            77.8
                                                                                -----------      ---------        --------
        Net cash used in investing activities                                      (1,959.8)        (771.3)       (1,725.0)
                                                                                -----------      ---------        --------

Cash flows from financing activities:
  Proceeds from capital contributions                                                 836.8            -               -
  Cash dividends paid                                                                   -            (50.0)           (7.5)
  Increase in investment product and universal life insurance
    product account balances                                                        2,488.5        1,781.8         1,883.7
  Decrease in investment product and universal life insurance
    product account balances                                                       (2,379.8)      (1,784.5)       (1,258.7)
                                                                                -----------      ---------        --------
        Net cash provided by (used in) financing activities                           945.5          (52.7)          617.5
                                                                                -----------      ---------        --------
Net increase in cash                                                                  131.8           34.3             5.9

Cash, beginning of year                                                                43.8            9.5             3.6
                                                                                -----------      ---------        --------

Cash, end of year                                                                $    175.6      $    43.8       $     9.5
                                                                                ===========      =========       =========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1996 and 1995


(1)      ORGANIZATION AND DESCRIPTION OF BUSINESS

         Prior to January 27, 1997, Nationwide Life Insurance Company (NLIC) was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. On March 11 1997, NFS completed an initial public offering of its Class A common stock.

         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 11 and 15. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.

         NFS contributed $836.8 million to the capital of NLIC during March
         1997.

         Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc., Nationwide Investment Services Corporation and NWE, Inc. NLIC and its subsidiaries are collectively referred to as "the Company."

         The Company is a leading provider of long-term savings and retirement products. The Company is subject to regulation by the Insurance Departments of states in which it is licensed, and undergoes periodic examinations by those departments.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and NLAIC, filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

         (a)  CONSOLIDATION POLICY

              The consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries. Subsidiaries that are classified and reported as discontinued operations are not consolidated but rather are reported as "Investment in subsidiaries classified as discontinued operations" in the accompanying consolidated balance sheets and "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

         (b)  VALUATION OF INVESTMENTS AND RELATED GAINS AND LOSSES

              The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as held-to-maturity or trading as of December 31, 1997 or 1996.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

              Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         (c)  REVENUES AND BENEFITS

              INVESTMENT PRODUCTS AND UNIVERSAL LIFE INSURANCE PRODUCTS:
              Investment products consist primarily of individual and group variable and fixed annuities. Universal life insurance products include universal life insurance, variable universal life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

              TRADITIONAL LIFE INSURANCE PRODUCTS: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)  DEFERRED POLICY ACQUISITION COSTS

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b). For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits.

         (e)  SEPARATE ACCOUNTS

              Separate Account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $365.5 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

         (f)  FUTURE POLICY BENEFITS

              Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

              Future policy benefits for traditional life insurance policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities. See note 4.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         (g)  PARTICIPATING BUSINESS

              Participating business represents approximately 50% in 1997 (52% in 1996 and 54% in 1995) of the Company's life insurance in force, 77% in 1997 (78% in 1996 and 79% in 1995) of the number of life insurance policies in force, and 27% in 1997 (40% in 1996 and 47% in 1995) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

         (h)  FEDERAL INCOME TAX

              The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

              The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (i)  REINSURANCE CEDED

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 11 and 15.

         (j)  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

              STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130 - REPORTING COMPREHENSIVE INCOME was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders and includes net income. Comprehensive income would be reported in addition to earnings amounts currently presented. The Company will adopt the statement and begin reporting comprehensive income in the first quarter of 1998.

         (k)  RECLASSIFICATION

              Certain items in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued




(3)      INVESTMENTS

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1997 and 1996 were:

                                                                                     Gross         Gross
                                                                    Amortized     unrealized    unrealized     Estimated
             (in millions of dollars)                                 cost           gains        losses       fair value
                                                                 --------------  ------------  -------------  ------------
             December 31, 1997:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies            $     305.1    $     8.6      $    -        $     313.7
                 Obligations of states and political subdivisions          1.6          -             -                1.6
                 Debt securities issued by foreign governments            93.3          2.7          (0.2)            95.8
                 Corporate securities                                  8,698.7        355.5         (11.5)         9,042.7
                 Mortgage-backed securities                            3,634.2        118.6          (2.5)         3,750.3
                                                                  ------------    ---------     ---------      -----------
                     Total fixed maturity securities                  12,732.9        485.4         (14.2)        13,204.1
               Equity securities                                          67.8         12.9          (0.3)            80.4
                                                                  ------------    ---------     ---------      -----------
                                                                   $  12,800.7    $   498.3      $  (14.5)     $  13,284.5
                                                                  ============    =========     =========      ===========

             December 31, 1996:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies            $     275.7    $     4.8      $   (1.3)     $     279.2
                 Obligations of states and political subdivisions          6.2          0.5           -                6.7
                 Debt securities issued by foreign governments           100.7          2.1          (0.9)           101.9
                 Corporate securities                                  7,999.3        285.9         (33.7)         8,251.5
                 Mortgage-backed securities                            3,589.0         91.4         (15.1)         3,665.3
                                                                  ------------    ---------     ---------      -----------
                     Total fixed maturity securities                  11,970.9        384.7         (51.0)        12,304.6
               Equity securities                                          43.9         15.6          (0.4)            59.1
                                                                  ------------    ---------     ---------      -----------
                                                                   $  12,014.8    $   400.3      $  (51.4)     $  12,363.7
                                                                  ============    =========     =========      ===========


         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                 Amortized        Estimated
             (in millions of dollars)                                               cost          fair value
                                                                              --------------      ----------
             Fixed maturity securities available for sale:
               Due in one year or less                                            $     419.2      $     422.1
               Due after one year through five years                                  4,573.5          4,708.4
               Due after five years through ten years                                 2,772.6          2,879.7
               Due after ten years                                                    1,333.4          1,443.6
                                                                                  -----------      -----------
                                                                                      9,098.7          9,453.8
             Mortgage-backed securities                                               3,634.2          3,750.3
                                                                                  -----------      -----------
                                                                                  $  12,732.9      $  13,204.1
                                                                                  ===========      ===========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:


             (in millions of dollars)                                                1997          1996
                                                                                 -----------     ----------
             Gross unrealized gains                                                 $ 483.8        $349.0
             Adjustment to deferred policy acquisition costs                         (103.7)        (81.9)
             Deferred federal income tax                                             (133.0)        (93.5)
                                                                                   --------       -------
                                                                                    $ 247.1        $173.6
                                                                                   ========       =======

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:


             (in millions of dollars)                                         1997          1996           1995
                                                                          -----------   -------------   -----------
             Securities available-for-sale:
               Fixed maturity securities                                      $137.5       $(289.2)       $876.3
               Equity securities                                                (2.7)          8.9           -
             Fixed maturity securities held-to-maturity                          -             -            75.6
                                                                             -------       -------       -------
                                                                              $134.8       $(280.3)      $ 951.9
                                                                             =======       =======       =======

         Proceeds from the sale of securities available-for-sale during 1997, 1996 and 1995 were $574.5 million, $299.6 million and $107.3 million, respectively. During 1997, gross gains of $9.9 million ($6.6 million and $4.8 million in 1996 and 1995, respectively) and gross losses of $18.0 million ($6.9 million and $2.1 million in 1996 and 1995, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to NFS, which then made an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million.

         During 1995, the Company transferred fixed maturity securities classified as held-to-maturity with amortized cost of $25.4 million to available-for-sale securities due to evidence of a significant deterioration in the issuer's creditworthiness. The transfer of those fixed maturity securities resulted in a gross unrealized loss of $3.5 million.

         As permitted by the Financial Accounting Standards Board's Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued in November 1995, the Company transferred nearly all of its fixed maturity securities previously classified as held-to-maturity to available-for-sale. As of December 14, 1995, the date of transfer, the fixed maturity securities had amortized cost of $3.32 billion, resulting in a gross unrealized gain of $155.9 million.

         The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million ($51.8 million as of December 31, 1996), which includes $3.9 million ($41.7 million as of December 31, 1996) of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million ($8.5 million as of December 31, 1996) and $16.0 million ($10.1 million as of December 31,
         1996) of impaired mortgage loans on real estate for which there was no valuation allowance. During 1997, the average recorded investment in impaired mortgage loans on real estate was approximately $31.8 million ($39.7 million in 1996) and interest income recognized on those loans was $1.0 million ($2.1 million in 1996), which is equal to interest income recognized using a cash-basis method of income recognition.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

             (in millions of dollars)                                               1997          1996
                                                                                ------------- -------------
             Allowance, beginning of year                                            $51.0         $49.1
               (Reductions) additions charged to operations                           (1.2)          4.5
               Direct write-downs charged against the allowance                       (7.3)         (2.6)
                                                                                    ------        ------
             Allowance, end of year                                                  $42.5         $51.0
                                                                                    ======        ======

         Real estate is presented at cost less accumulated depreciation of $45.1 million as of December 31, 1997 ($30.3 million as of December 31, 1996) and valuation allowances of $11.1 million as of December 31, 1997 ($15.2 million as of December 31, 1996).

         Investments that were non-income producing for the twelve month period preceding December 31, 1997 amounted to $19.4 million ($26.8 million for 1996) and consisted of $3.0 million ($0.2 million in 1996) in securities available-for-sale, $16.4 million ($20.6 million in 1996) in real estate and none ($5.9 million in 1996) in other long-term investments.

         An analysis of investment income by investment type follows for the years ended December 31:

             (in millions of dollars)                                      1997             1996           1995
                                                                        -----------      ---------      ---------
             Gross investment income:
               Securities available-for-sale:
                 Fixed maturity securities                                $  911.6        $  917.1       $  685.8
                 Equity securities                                             0.8             1.3            1.3
               Fixed maturity securities held-to-maturity                      -               -            201.8
               Mortgage loans on real estate                                 457.7           432.8          395.5
               Real estate                                                    42.9            44.3           38.3
               Short-term investments                                         22.7             4.2           10.6
               Other                                                          21.0             4.0            7.2
                                                                          --------        --------       --------
                   Total investment income                                 1,456.7         1,403.7        1,340.5
             Less investment expenses                                         47.5            45.9           46.5
                                                                          --------        --------       --------
                   Net investment income                                  $1,409.2        $1,357.8       $1,294.0
                                                                          ========        ========       ========

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

             (in millions of dollars)                                       1997            1996           1995
                                                                         ---------       ---------       --------
             Securities available-for-sale:
               Fixed maturity securities                                    $ 3.6           $(3.5)         $ 4.2
               Equity securities                                              2.7             3.2            3.4
             Mortgage loans on real estate                                    1.6            (4.1)          (7.1)
             Real estate and other                                            3.2             4.1           (2.2)
                                                                           ------          ------         ------
                                                                            $11.1           $(0.3)         $(1.7)
                                                                           ======          ======         ======

         Fixed maturity securities with an amortized cost of $6.2 million as of December 31, 1997 and 1996 were on deposit with various regulatory agencies as required by law.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(4)      FUTURE POLICY BENEFITS AND CLAIMS

         The liability for future policy benefits for investment contracts represents approximately 86% and 87% of the total liability for future policy benefits as of December 31, 1997 and 1996, respectively. The average interest rate credited on investment product policies was approximately 6.1%, 6.3% and 6.6% for the years ended December 31, 1997, 1996 and 1995, respectively.

         The liability for future policy benefits for traditional life insurance policies has been established based upon the following assumptions:

              INTEREST RATES: Interest rates vary by issue year and were 6.9% and 6.6% in 1997 and 1996, respectively. Interest rates have generally ranged from 6.0% to 10.5% for previous issue years.

              WITHDRAWALS: Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.

              MORTALITY: Mortality and morbidity rates are based on published tables, modified for the Company's actual experience.

         The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $220.2 million and $240.5 million as of December 31, 1997 and 1996, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.

         The Company has reinsurance agreements with certain affiliates as described in note 11. All other reinsurance agreements are not material to either premiums or reinsurance recoverables.


(5)      FEDERAL INCOME TAX

         The Company's current federal income tax liability was $60.1 million and $30.2 million as of December 31, 1997 and 1996, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1997 and 1996 are as follows:

             (in millions of dollars)                                        1997            1996
                                                                          ----------      ----------
             Deferred tax assets:
               Future policy benefits                                       $200.1          $183.0
               Liabilities in Separate Accounts                              242.0           188.4
               Mortgage loans on real estate and real estate                  19.0            23.4
               Other assets and other liabilities                             59.2            53.7
                                                                           -------          ------
                 Total gross deferred tax assets                             520.3           448.5
                 Less valuation allowance                                     (7.0)           (7.0)
                                                                           -------          ------
                 Net deferred tax assets                                     513.3           441.5
                                                                           -------          ------

             Deferred tax liabilities:
               Deferred policy acquisition costs                             480.5           399.3
               Fixed maturity securities                                     193.3           133.2
               Deferred tax on realized investment gains                      40.1            37.6
               Equity securities and other long-term investments               7.5             8.2
               Other                                                          22.2            25.4
                                                                           -------          ------
                 Total gross deferred tax liabilities                        743.6           603.7
                                                                           -------          ------
                 Net deferred tax liability                                 $230.3          $162.2
                                                                           =======          ======

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. There has been no change in the valuation allowance for the years ended December 31, 1997, 1996 and 1995.

         Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

           (in millions of dollars)                                   1997            1996            1995
                                                                   ---------       ---------       ---------
           Currently payable                                         $121.7          $116.5           $88.7
           Deferred tax expense (benefit)                              28.5            (5.6)           11.1
                                                                     ------          ------          ------
                                                                     $150.2          $110.9           $99.8
                                                                     ======          ======          ======

         Total federal income tax expense for the years ended December 31, 1997, 1996 and 1995 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                           1997                     1996                     1995
                                                   ----------------------   ----------------------   ----------------------
         (in millions of dollars)                     Amount        %          Amount        %          Amount        %
                                                   ----------------------   ------------- --------   ------------- --------
         Computed (expected) tax expense               $150.5      35.0         $110.4      35.0         $100.6      35.0
         Tax exempt interest and dividends
           received deduction                             -         0.0           (0.2)     (0.1)           -         0.0
         Other, net                                      (0.3)     (0.1)           0.7       0.3           (0.8)     (0.3)
                                                       ------      ----         ------      ----         ------      ----
             Total (effective rate of each year)       $150.2      34.9         $110.9      35.2         $ 99.8      34.7
                                                       ======      ====         ======      ====         ======      ====

         Total federal income tax paid was $91.8 million, $115.8 million and $51.8 million during the years ended December 31, 1997, 1996 and 1995, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(6)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures:

              FIXED MATURITY AND EQUITY SECURITIES: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices.

              MORTGAGE LOANS ON REAL ESTATE, NET: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.

              POLICY LOANS, SHORT-TERM INVESTMENTS AND CASH: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              SEPARATE ACCOUNT ASSETS AND LIABILITIES: The fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the amount payable on demand, which includes certain surrender charges.

              INVESTMENT CONTRACTS: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


              POLICY RESERVES ON LIFE INSURANCE CONTRACTS: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

              COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 13.

           Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:


                                                                         1997                              1996
                                                             ------------------------------   -------------------------------
                                                                Carrying      Estimated          Carrying       Estimated
               (in millions of dollars)                          amount       fair value          amount        fair value
                                                             ------------------------------   --------------- ---------------

               Assets:
                 Investments:
                   Securities available-for-sale:
                     Fixed maturity securities                  $13,204.1      $13,204.1         $12,304.6       $12,304.6
                     Equity securities                               80.4           80.4              59.1            59.1
                   Mortgage loans on real estate, net             5,181.6        5,509.7           5,272.1         5,397.9
                   Policy loans                                     415.3          415.3             371.8           371.8
                   Short-term investments                           358.4          358.4               4.8             4.8
                 Cash                                               175.6          175.6              43.8            43.8
                 Assets held in Separate Accounts                37,724.4       37,724.4          26,926.7        26,926.7

               Liabilities:
                 Investment contracts                            14,708.2       14,322.1          13,914.4        13,484.5
                 Policy reserves on life insurance contracts      3,345.4        3,182.4           3,392.8         3,197.5
                 Liabilities related to Separate Accounts        37,724.4       36,747.0          26,926.7        26,164.2




(7)      RISK DISCLOSURES

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         LEGAL/REGULATORY RISK: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduce demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         CREDIT RISK: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         INTEREST RATE RISK: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $341.4 million extending into 1998 were outstanding as of December 31, 1997. The Company also had $63.9 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1997.

         SIGNIFICANT CONCENTRATIONS OF CREDIT RISK: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 20% (21% in 1996) in any geographic area and no more than 2% (2% in 1996) with any one borrower as of December 31, 1997. As of December 31, 1997, 46% (44% in 1996) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

         The Company had a significant reinsurance recoverable balance from one reinsurer as of December 31, 1997 and 1996. See note 4.

(8)      PENSION PLAN

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

         Effective January 1, 1995, the plan was amended to provide enhanced benefits for participants who met certain eligibility requirements and elected early retirement no later than March 15, 1995. The entire cost of the enhanced benefit was borne by NMIC and certain of its property and casualty insurance company affiliates.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         Effective December 31, 1995, the Nationwide Insurance Companies and Affiliates Retirement Plan was merged with the Farmland Mutual Insurance Company Employees' Retirement Plan and the Wausau Insurance Companies Pension Plan to form the Nationwide Insurance Enterprise Retirement Plan (the Retirement Plan). Immediately prior to the merger, the plans were amended to provide consistent benefits for service after January 1, 1996. These amendments had no significant impact on the accumulated benefit obligation or projected benefit obligation as of December 31, 1995.

         Pension costs charged to operations by the Company during the years ended December 31, 1997, 1996 and 1995 were $7.5 million, $7.4 million and $10.5 million, respectively.

         The Company had no net accrued pension expense as of December 31, 1997 ($1.1 million as of December 31, 1996).

         The net periodic pension cost for the Retirement Plan as a whole for the years ended December 31, 1997 and 1996 and for the Nationwide Insurance Companies and Affiliates Retirement Plan as a whole for the year ended December 31, 1995 follows:

              (in millions of dollars)                                   1997             1996              1995
                                                                     -----------      -----------       -----------

              Service cost (benefits earned during the period)        $   77.3         $   75.5          $   64.5
              Interest cost on projected benefit obligation              118.6            105.5              95.3
              Actual return on plan assets                              (328.0)          (210.6)           (249.3)
              Net amortization and deferral                              196.4            101.8             143.4
                                                                      --------         --------          --------
                                                                      $   64.3         $   72.2          $   53.9
                                                                      ========         ========          ========

         Basis for measurements, net periodic pension cost:


                                                                        1997             1996              1995
                                                                    -----------      -----------       -----------

              Weighted average discount rate                           6.50%            6.00%             7.50%
              Rate of increase in future compensation levels           4.75%            4.25%             6.25%
              Expected long-term rate of return on plan assets         7.25%            6.75%             8.75%

         Information regarding the funded status of the Retirement Plan as a whole as of December 31, 1997 and 1996 follows:

              (in millions of dollars)                                           1997              1996
                                                                             -----------       -----------
              Accumulated benefit obligation:
                Vested                                                         $1,547.5          $1,338.6
                Nonvested                                                          13.5              11.1
                                                                               --------         ---------
                                                                               $1,561.0          $1,349.7
                                                                               ========         =========

              Net accrued pension expense:
                Projected benefit obligation for services rendered to date     $2,033.8          $1,847.8
                Plan assets at fair value                                       2,212.9           1,947.9
                                                                              ---------         ---------
                  Plan assets in excess of projected benefit obligation           179.1             100.1
                Unrecognized prior service cost                                    34.7              37.9
                Unrecognized net gains                                           (330.7)           (202.0)
                Unrecognized net asset at transition                               33.3              37.2
                                                                              ---------         ---------
                                                                              $   (83.6)        $   (26.8)
                                                                              =========         =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         Basis for measurements, funded status of plan:

                                                                                1997              1996
                                                                             -----------       -----------

              Weighted average discount rate                                   6.00%             6.50%
              Rate of increase in future compensation levels                   4.25%             4.75%

         Assets of the Retirement Plan are invested in group annuity contracts of NLIC and Employers Life Insurance Company of Wausau (ELICW).

(9)      POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 1997 and 1996 was $36.5 million and $34.9 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1997, 1996 and 1995 was $3.0 million, $3.3 million and $3.1 million, respectively.

         Information regarding the funded status of the plan as a whole as of December 31, 1997 and 1996 follows:


             (in millions of dollars)                                                         1997             1996
                                                                                          -----------       -----------
             Accrued postretirement benefit expense:
               Retirees                                                                    $   93.3          $   93.0
               Fully eligible, active plan participants                                        31.6              23.7
               Other active plan participants                                                 113.0              84.0
                                                                                           --------          --------
                 Accumulated postretirement benefit obligation                                237.9             200.7
               Plan assets at fair value                                                       69.2              63.0
                                                                                           --------          --------
                 Plan assets less than accumulated postretirement benefit obligation         (168.7)           (137.7)
               Unrecognized transition obligation of affiliates                                 1.5               1.7
               Unrecognized net losses (gains)                                                  1.6             (23.2)
                                                                                           --------          --------
                                                                                            $(165.6)          $(159.2)
                                                                                           ========          ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The amount of NPPBC for the plan as a whole for the years ended December 31, 1997, 1996 and 1995 was as follows:

             (in millions of dollars)                            1997          1996          1995
                                                              -----------   ------------  ------------
             Service cost (benefits attributed to employee
               service during the year)                          $  7.0        $  6.5        $  6.2
             Interest cost on accumulated postretirement
               benefit obligation                                  14.0          13.7          14.2
             Actual return on plan assets                          (3.6)         (4.3)         (2.7)
             Amortization of unrecognized transition
               obligation of affiliates                             0.2           0.2           3.0
             Net amortization and deferral                         (0.5)          1.8          (1.6)
                                                                -------        ------        ------
                                                                  $17.1         $17.9         $19.1
                                                                =======        ======        ======

         Actuarial assumptions used for the measurement of the APBO and the NPPBC for 1997, 1996 and 1995 were as follows:

                                                                 1997          1996          1995
                                                              -----------   -----------   -----------
             APBO:
               Discount rate                                  6.70%         7.25%         6.75%
               Assumed health care cost trend rate:
                 Initial rate                                12.13%        11.00%        11.00%
                 Ultimate rate                                6.12%         6.00%         6.00%
                 Uniform declining period                   12 Years      12 Years      12 Years

             NPPBC:
               Discount rate                                  7.25%         6.65%         8.00%
               Long term rate of return on plan
                 assets, net of tax                           5.89%         4.80%         8.00%
               Assumed health care cost trend rate:
                 Initial rate                                11.00%        11.00%        10.00%
                 Ultimate rate                                6.00%         6.00%         6.00%
                 Uniform declining period                    12 Years      12 Years      12 Years

         For the plan as a whole, a one percentage point increase in the assumed health care cost trend rate would increase the APBO as of December 31, 1997 by $0.4 million and have no impact on the NPPBC for the year ended December 31, 1997.

(10) SHAREHOLDER'S EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         Ohio, NLIC's and NLAIC's state of domicile, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The statutory capital and surplus of NLIC as of December 31, 1997, 1996 and 1995 was $1.13 billion, $1.00 billion and $1.36 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1997, 1996 and 1995 was $111.7 million, $73.2 million and $86.5 million, respectively.

         As a result of the $850.0 million dividend paid on February 24, 1997, any dividend paid by NLIC during the twelve-month period immediately following the $850.0 million dividend would be an extraordinary dividend under Ohio insurance laws. Accordingly, no such dividend could be paid without prior regulatory approval. The Company has no reason to believe that any reasonably foreseeable dividend to be paid by NLIC would not receive the required approval.

         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholder.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

(11)     TRANSACTIONS WITH AFFILIATES

         As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1997, 1996 and 1995, the Company made lease payments to NMIC and its subsidiaries of $8.4 million, $9.1 million and $9.0 million, respectively.

         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $85.8 million, $101.6 million and $107.1 million in 1997, 1996 and 1995, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $20.5 million and $15.1 million as of December 31, 1997 and 1996, respectively.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1997 and 1996 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1997 and 1996 were:


                                                                   1997                          1996
                                                        ----------------------------  ----------------------------
             (in millions of dollars)                       NMIC          ELICW           NMIC          ELICW
                                                        -------------- -------------  ----------------------------
             Premiums                                       $ 91.4         $199.8         $ 97.3        $224.2
             Net investment income and other revenue        $ 10.7         $ 13.4         $ 10.9        $ 14.8
             Benefits, claims and other expenses            $100.7         $225.9         $100.5        $246.6


         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $211.0 million and $4.8 million as of December 31, 1997 and 1996, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

         On March 1, 1995, Nationwide Corp. contributed all of the outstanding shares of common stock of Farmland Life Insurance Company (Farmland) to NLIC. Farmland merged into WCLIC effective June 30, 1995. The contribution resulted in a direct increase to consolidated shareholder's equity of $46.9 million. As discussed in note 15, WCLIC is accounted for as discontinued operations.

         Certain annuity products are sold through three affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 1997 were $66.1 million, $76.9 million and $57.3 million, respectively.

(12)     BANK LINES OF CREDIT

         In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(13)     CONTINGENCIES

         The Company is a defendant in various lawsuits. In the opinion of management, the effects, if any, of such lawsuits are not expected to be material to the Company's financial position or results of operations.

(14)     SEGMENT INFORMATION

         The Company has three product segments: Variable Annuities, Fixed Annuities and Life Insurance. The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by the Company and independent investment managers, with the investment returns accumulating on a tax-deferred basis. The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. The Fixed Annuities segment also includes the fixed option under the Company's variable annuity contracts. The Life Insurance segment consists of insurance products that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis. In addition, the Company reports corporate expenses and investments, and the related investment income supporting capital not specifically allocated to its product segments in a Corporate and Other segment. In addition, all realized gains and losses and investment management fees and other revenue earned from mutual funds, other than the portion allocated to the variable annuities and life insurance segments, are reported in the Corporate and Other segment.

         The following table summarizes revenues and income from continuing operations before federal income tax expense for the years ended December 31, 1997, 1996 and 1995 and assets as of December 31, 1997, 1996 and 1995, by segment.

              (in millions of dollars)                                         1997               1996             1995
                                                                           -------------      ------------     ------------
              Revenues:
                  Variable Annuities                                         $    404.0        $    284.6       $    189.1
                  Fixed Annuities                                               1,141.4           1,092.6          1,052.0
                  Life Insurance                                                  473.1             435.6            409.1
                  Corporate and Other                                             198.9             180.1            148.5
                                                                            -----------        ----------       ----------
                                                                             $  2,217.4        $  1,992.9       $  1,798.7
                                                                            ===========        ==========       ==========

              Income from continuing operations before federal income tax expense:
                  Variable Annuities                                         $    150.9        $     90.3       $     50.8
                  Fixed Annuities                                                 169.5             135.4            137.0
                  Life Insurance                                                   70.9              67.2             67.6
                  Corporate and Other                                              38.6              22.6             32.2
                                                                            -----------        ----------       ----------
                                                                             $    429.9        $    315.5       $    287.6
                                                                            ===========        ==========       ==========

              Assets:
                  Variable Annuities                                         $ 35,278.7        $ 25,069.7       $ 17,333.0
                  Fixed Annuities                                              14,436.3          13,994.7         13,250.4
                  Life Insurance                                                3,901.4           3,353.3          3,027.4
                  Corporate and Other                                           6,174.3           5,348.6          4,896.8
                                                                            -----------        ----------       ----------
                                                                             $ 59,790.7        $ 47,766.3       $ 38,507.6
                                                                            ===========        ==========       ==========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(15)     DISCONTINUED OPERATIONS

         As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. of the outstanding common stock of NLIC to NFS, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.

         On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.

         Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 11 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

         A summary of the results of operations of discontinued operations for the years ended December 31, 1997, 1996 and 1995 is as follows:


             (in millions of dollars)                                               1997           1996          1995
                                                                                -------------- ------------- ------------

             Revenues                                                             $    -         $   668.9     $   776.9
             Net income                                                           $    -         $    11.3     $    24.7

         A summary of the assets and liabilities of discontinued operations as of December 31, 1997, 1996 and 1995 is as follows:

             (in millions of dollars)                                               1997           1996          1995
                                                                                -------------- ------------- -------------

             Assets, consisting primarily of investments                            $247.3        $3,288.5      $3,206.7
             Liabilities, consisting primarily of policy benefits and claims        $247.3        $2,802.8      $2,700.0

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              Not Applicable

Item 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Article VII of the Amended Code of Regulations of Nationwide Life Insurance Company provides as follows:


              Section 1. Indemnification of Directors, Officers and Employees. The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, member, or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

              Such indemnification (unless ordered by a court) will be made as authorized in a specific case upon a determination that indemnification of the director, trustee, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Ohio. Such determination will be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not, and are not, parties to or threatened with any such action, suit or proceeding, or (2) if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel meeting the requirements of independence prescribed by the General Corporation Law of Ohio, or (3) by the shareholders, or
              (4) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought.

              Section 2. Other Rights. The foregoing right of indemnification will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, and will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person.

              Section 3. Advance Payment of Expenses. The Company may pay expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in Section 1 of this
              Article VII, in advance of the final disposition of such action, suit or proceeding as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer or employee to repay such amount, unless it will ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VII.


              Section 4. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, member, or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under this Article VII.

Item 15.      RECENT SALES OF UNREGISTERED SECURITIES

              The Company, through various separate accounts -- the Nationwide Government Plans Variable Account ("GPVA"), Nationwide Qualified Plans Variable Account ("QPVA"), Nationwide Ohio DC Variable Account ("Ohio DC Account") and Nationwide Life Insurance Company Separate Account-1 ("Separate Account-1") -- offers contracts to qualified pension plans and certain government plans in reliance on Section 3(a)(2) of the Securities Act of 1933 and in certain cases, Rule 144A thereunder. Data relating to the amount of securities sold are:

                                  1995                  1996                  1995
GPVA                                                                      $  114,207,169

QPVA                                                                      $7,692,919,506

Ohio DC Account                                                           $   39,456,176

Separate Account-1                                                        $    1,330,463



Item 16.      EXHIBITS AND FINANCIAL SCHEDULES

(a)

                                        Exhibit Index                               Page
(3)(i)          Certificate of Incorporation (Exhibit A)*

(3)(ii)         Code of Regulations (Exhibit B)*

(4)             Annuity Endorsement to Contracts (Exhibit C)*                        E

(5)             Opinion Regarding Legality (Exhibit D)                               E

(21)            Subsidiaries of the Registrant (Exhibit D)*

(23)            Consent of Experts and Counsel (Exhibit E)                           E

(24)            Power of Attorney (Exhibit F)* - Copy attached hereto

(b)(1)        Consolidated Financial Statements:

              Independent Auditors' Report
              Consolidated Balance Sheets as of December 31, 1997 and 1996 Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995
              Consolidated Statements of Shareholder's Equity for the years ended December 31, 1997, 1996 and 1995
              Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995
              Notes to Consolidated Financial Statements

(2)           Financial Statement Schedules:

              Schedule I Consolidated Summary of Investments - Other than Investments in Related Parties as of December 31, 1997

              Schedule III Supplementary Insurance Information as of December 31, 1997, 1996 and 1995 and for each of the years then ended

              Schedule IV Reinsurance as of December 31, 1997, 1996 and 1995 and for each of the years then ended

              Schedule V Valuation and Qualifying Accounts for the years ended December 31, 1997, 1996 and 1995

              All other schedules to the consolidated financial statements referenced by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and have therefore been omitted.

* Filed with the original submission of this registration statement (SEC File No. 33-58997) on May 2, 1995.

Item  17.   UNDERTAKINGS

            (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the determining of any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   INDEPENDENT AUDITORS' CONSENT AND REPORT ON FINANCIAL STATEMENT SCHEDULES

The Board of Directors of Nationwide Life Insurance Company:

The audits referred to in our report on Nationwide Life Insurance Company (the Company) dated January 30, 1998, included the related financial statement schedules as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included and to the reference to our firm under the heading "Consolidated Financial Statements and Supplemental Data" in the Prospectus.


                                                           KPMG Peat Marwick LLP

Columbus, Ohio

April 30, 1998

                                                                     SCHEDULE I

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                      CONSOLIDATED SUMMARY OF INVESTMENTS -
                    OTHER THAN INVESTMENTS IN RELATED PARTIES
                            (in millions of dollars)

                             As of December 31, 1997

-----------------------------------------------------------------------------   -------------  --------------  ---------------
                                  Column A                                        Column B       Column C         Column D
-----------------------------------------------------------------------------   -------------  --------------  ---------------
                                                                                                                 Amount at
                                                                                                                which shown
                                                                                                                   in the
                                                                                                  Market        consolidated
                             Type of Investment                                     Cost           value       balance sheet
-----------------------------------------------------------------------------   -------------  --------------  ---------------
Fixed maturity securities available-for-sale:
   Bonds:
      U.S. Government and government agencies and authorities                    $  3,859.7     $  3,981.7      $  3,981.7
      States, municipalities and political subdivisions                                 1.6            1.6             1.6
      Foreign governments                                                              93.3           95.8            95.8
      Public utilities                                                              1,555.3        1,609.8         1,609.8
      All other corporate                                                           7,223.0        7,515.2         7,515.2
                                                                                 ----------     ----------      ----------
          Total fixed maturity securities available-for-sale                       12,732.9       13,204.1        13,204.1
                                                                                 ----------     ----------      ----------

Equity securities available-for-sale:
   Common stocks:
      Industrial, miscellaneous and all other                                          67.8           78.0            78.0
   Non-redeemable preferred stock                                                       -              2.4             2.4
                                                                                 ----------     ----------      ----------
          Total equity securities available-for-sale                                   67.8           80.4            80.4
                                                                                 ----------     ----------      ----------

Mortgage loans on real estate, net                                                  5,228.1                        5,181.6   (1)
Real estate, net:
   Investment properties                                                              254.9                          235.7   (1)
   Acquired in satisfaction of debt                                                    82.6                           75.7   (1)
Policy loans                                                                          415.3                          415.3
Other long-term investments                                                            27.9                           25.2   (2)
Short-term investments                                                                358.4                          358.4
                                                                                 ----------                     ----------
          Total investments                                                       $19,167.9                      $19,576.4
                                                                                 ==========                     ==========

----------
(1) Difference from Column B is primarily due to valuation allowances due to impairments on mortgage loans on real estate and due to accumulated depreciation and valuation allowances due to impairments on real estate. See note 3 to the consolidated financial statements.
(2) Difference from Column B is primarily due to operating gains (losses) of investments in limited partnerships.

See accompanying independent auditors' report.

                                                                  SCHEDULE III

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                       SUPPLEMENTARY INSURANCE INFORMATION
                            (in millions of dollars)

   As of December 31, 1997, 1996 and 1995 and for each of the years then ended

--------------------------------   ----------------- -------------------- ------------------- ------------------ ---------------
              Column A                  Column B          Column C             Column D           Column E          Column F
--------------------------------   ----------------- -------------------- ------------------- ------------------ ---------------
                                        Deferred        Future policy                           Other policy
                                         policy       benefits, losses,        Unearned          claims and
                                      acquisition        claims and            premiums       benefits payable      Premium
              Segment                    costs          loss expenses            (1)                 (1)            revenue
-------------------------------   ------------------ -------------------- ------------------- ------------------ ---------------

1997: Variable Annuities                $1,018.4       $         -                                                 $     -
          Fixed Annuities                  277.9            14,103.1                                                    27.3
          Life Insurance                   472.9             2,683.4                                                   178.1
          Corporate and Other             (103.8)            1,916.3                                                     -
                                        --------       -------------                                               ---------
             Total                      $1,665.4           $18,702.8                                               $   205.4
                                        ========       =============                                               =========

1996: Variable Annuities                $  792.1       $         -                                                 $     -
          Fixed Annuities                  242.0            13,388.9                                                    24.0
          Life Insurance                   414.4             2,391.5                                                   174.6
          Corporate and Other              (82.0)            1,820.2                                                     -
                                        --------       -------------                                               ---------
             Total                      $1,366.5           $17,600.6                                               $   198.6
                                        ========       =============                                               =========

1995: Variable Annuities                $  569.8       $         -                                                 $     -
          Fixed Annuities                  220.7            12,759.3                                                    32.8
          Life Insurance                   366.9             2,282.6                                                   166.3
          Corporate and Other             (136.9)            1,730.0                                                     -
                                        --------       -------------                                               ---------
             Total                      $1,020.5       $    16,771.9                                               $   199.1
                                        ========       =============                                               =========


---------------------------------------------------- -------------------- ------------------- ------------------ ---------------
              Column A                  Column G          Column H             Column I           Column J          Column K
---------------------------------------------------- -------------------- ------------------- ------------------ ----------------
                                     Net investment   Benefits, claims,      Amortization           Other
                                         income          losses and       of deferred policy      operating         Premiums
              Segment                     (2)        settlement expenses  acquisition costs       expenses          written
                                                                                                     (2)
---------------------------------------------------- -------------------- ------------------- ------------------ ---------------

1997: Variable Annuities                $  (26.8)         $      5.9           $  87.8             $ 159.4
          Fixed Annuities                1,098.2               846.7              39.8                85.4
          Life Insurance                   189.1               227.5              39.6                94.5
          Corporate and Other              148.7               114.7               -                  45.6
                                        --------          ----------           -------             -------
             Total                      $1,409.2          $  1,194.8           $ 167.2             $ 384.9
                                        ========          ==========           =======             =======

1996: Variable Annuities                $  (21.4)         $      4.6           $  57.4             $ 132.3
          Fixed Annuities                1,050.6               838.5              38.6                79.7
          Life Insurance                   174.0               211.4              37.4                79.0
          Corporate and Other              154.6               106.1               -                  51.4
                                        --------          ----------           -------             -------
             Total                      $1,357.8          $  1,160.6           $ 133.4             $ 342.4
                                        ========          ==========           =======             =======

1995: Variable Annuities                $  (17.6)         $      2.9           $  26.3             $ 109.1
          Fixed Annuities                1,002.7               805.0              29.5                80.3
          Life Insurance                   171.2               202.0              31.0                68.8
          Corporate and Other              137.7               105.6              (4.1)               14.8
                                        --------          ----------           -------             -------
             Total                      $1,294.0          $  1,115.5           $  82.7             $ 273.0
                                        ========          ==========           =======             =======

----------
(1) Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
(2) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.


See accompanying independent auditors' report.

                                                                    SCHEDULE IV

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                                   REINSURANCE
                            (in millions of dollars)

   As of December 31, 1997, 1996 and 1995 and for each of the years then ended

-----------------------------------------------   ---------------  --------------  -------------   -------------   ------------
                   Column A                          Column B        Column C        Column D        Column E       Column F
-----------------------------------------------   ---------------  --------------  -------------   -------------   ------------
                                                                                                                   Percentage
                                                                     Ceded to        Assumed                        of amount
                                                      Gross            other        from other         Net           assumed
                                                      amount         companies      companies         amount         to net
                                                  ---------------  --------------  -------------   -------------   ------------

1997:
  Life insurance in force                           $ 52,648.4       $13,678.7       $  289.7      $  39,259.4           0.7%
                                                   ===========       =========       ========      ===========        =======

  Premiums:
    Life insurance                                  $    235.9       $    32.7       $    2.2      $     205.4           1.1%
    Accident and health insurance                        261.2           272.6           11.4              -             N/A
                                                   -----------       ----------      ---------     -----------        -------
        Total                                       $    497.1       $   305.3       $   13.6      $     205.4            6.6%
                                                   ===========       =========       =========     ===========        =======


1996:
  Life insurance in force                            $47,150.6       $11,164.6       $  288.6      $  36,274.6            0.8%
                                                   ===========       =========       ========      ===========        =======

  Premiums:
    Life insurance                                  $    225.6       $    29.3       $    2.3      $     198.6            1.2%
    Accident and health insurance                        291.9           305.8           13.9              -            N/A
                                                   -----------       ---------       --------      -----------        -------
        Total                                       $    517.5       $   335.1       $   16.2      $     198.6            8.2%
                                                   ===========       =========       ========      ===========        =======


1995:
  Life Insurance in force                            $41,087.9       $ 8,935.7       $  391.2      $  32,543.4            1.2%
                                                   ===========       =========       ========      ===========        =======

  Premiums:
    Life insurance                                  $    221.3       $    24.4       $    2.2      $     199.1            1.1%
    Accident and health insurance                        298.0           313.0           15.0              -            N/A
                                                   -----------       ---------       --------      -----------        -------
        Total                                       $    519.3       $   337.4       $   17.2      $     199.1            8.6%
                                                   ===========       =========       ========      ===========        =======

----------
Note: The life insurance caption represents principally premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment products and universal life insurance products.

See accompanying independent auditors' report.

                                                                    SCHEDULE V

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS
                            (in millions of dollars)

                  Years ended December 31, 1997, 1996 and 1995

---------------------------------------------------------------------------------------------------- ------------- -------------
                        Column A                            Column B             Column C              Column D      Column E
---------------------------------------------------  ----------------------------------------------- ------------- -------------
                                                           Balance at    Charged to     Charged to                  Balance at
                                                            beginning     costs and       other       Deductions      end of
Description                                                 of period     expenses       accounts        (1)          period
---------------------------------------------------   -------------------------------- ------------- ------------- -------------

1997:
  Valuation allowances - fixed maturity securities          $    -          $ 16.2         $  -          $ 16.2       $   -
  Valuation allowances - mortgage loans on real estate          51.0          (1.2)           -             7.3          42.5
  Valuation allowances - real estate                            15.2          (4.1)           -             -            11.1
                                                            --------        ------       -------        -------       -------
      Total                                                 $   66.2        $ 10.9         $  -          $ 23.5       $  53.6
                                                            ========        ======       =======        =======       =======


1996:
  Valuation allowances - mortgage loans on real estate      $   49.1        $  4.5         $  -          $  2.6       $  51.0
  Valuation allowances - real estate                            25.8         (10.6)           -             -            15.2
                                                            --------        ------       -------        -------       -------
      Total                                                 $   74.9        $ (6.1)        $  -          $  2.6       $  66.2
                                                            ========        ======       =======        =======       =======


1995:
  Valuation allowances - fixed maturity securities          $    -          $  8.9         $  -          $  8.9       $   -
  Valuation allowances - mortgage loans on real estate          46.4           7.4            -             4.7          49.1
  Valuation allowances - real estate                            27.3          (1.5)           -             -            25.8
                                                            --------        ------       -------        -------       -------
      Total                                                 $   73.7        $ 14.8         $  -          $ 13.6       $  74.9
                                                            ========        ======       =======        =======       =======

----------
(1) Amounts represent direct write-downs charged against the valuation allowance.




See accompanying independent auditors' report.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 30th of April, 1998.


                                  NATIONWIDE LIFE INSURANCE COMPANY
                              -----------------------------------------
                                          (Registrant)

                                        By /s/JOSEPH P. RATH
                              -----------------------------------------
                                           Joseph P. Rath
                                           Vice President


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons on the 30th of April, 1998, in the capacities indicated.





        SIGNATURE                                      TITLE
LEWIS J. ALPHIN                                       Director
---------------------------
Lewis J. Alphin

A. I. BELL                                            Director
---------------------------
A. I. Bell

KEITH W. ECKEL                                        Director
---------------------------
Keith W. Eckel

WILLARD J. ENGEL                                      Director
---------------------------
Willard J. Engel

FRED C. FINNEY                                        Director
---------------------------
Fred C. Finney

CHARLES L. FUELLGRAF, JR.                             Director
---------------------------
Charles L. Fuellgraf, Jr.

JOSEPH J. GASPER                                 President and Chief
---------------------------
Joseph J. Gasper                            Operating Office and Director

DIMON R. McFERSON                        Chairman and Chief Executive Officer
---------------------------
Dimon R. McFerson                   Nationwide Insurance Enterprise and Director

DAVID O. MILLER                          Chairman of the Board and Director
---------------------------
David O. Miller

YVONNE L. MONTGOMERY                                  Director
---------------------------
Yvonne L. Montgomery

C. RAY NOECKER                                        Director
---------------------------
C. Ray Noecker

ROBERT A. OAKLEY                              Executive Vice President-
---------------------------
Robert A. Oakley                               Chief Financial Officer

JAMES F. PATTERSON                                    Director                      By /s/JOSEPH P. RATH
---------------------------                                                          ---------------------------
James F. Patterson                                                                    Joseph P. Rath
                                                                                      Attorney-in-Fact
ARDEN L. SHISLER                                      Director
---------------------------
Arden L. Shisler

ROBERT L. STEWART                                     Director
---------------------------
Robert L. Stewart

NANCY C. THOMAS                                       Director
---------------------------
Nancy C. Thomas

HAROLD W. WEIHL                                       Director
---------------------------
Harold W. Weihl


                                       85